UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 14, 2007

NGA HoldCo LLC

(Exact name of registrant as specified in its charter)

Nevada	0-52734	20-8349236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 Waterway Avenue, Suite 150, The Woodlands, TX	77380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-559-7400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

This Current Report on Form 8-K/A amends and supplements the Current Report on Form 8-K filed by NGA HoldCo LLC (the “Company”) on December 19, 2007 to include the financial statements and pro forma financial statements listed in Item 9.01 hereof.

Item 9.01	Financial Statements and Exhibits.

The following financial statements and pro forma financial statements are included on pages F-1 through F-43 hereof:

(a) Financial Statements of Businesses Acquired

HISTORICAL FINANCIAL STATEMENTS FOR ELDORADO RESORTS, LLC AND SUBSIDIARIES

Independent Auditors’ Report

Consolidated Balance Sheets as of December 31, 2006 and 2005 (as restated) and September 30, 2007 (unaudited)

Consolidated Statements of Operations for the Years Ended December 31, 2006, 2005 (as restated) and 2004 and for the Unaudited Nine Months Ended September 30, 2007 and 2006 (as restated)

Consolidated Statements of Members’ Equity for the Years Ended December 31, 2006, 2005 (as restated) and 2004 and for the Unaudited Nine Months Ended September 30, 2007

Consolidated Statements of Cash Flows for the Years Ended December 31, 2006, 2005 (as restated) and 2004 (as restated) and for the Unaudited Nine Months Ended September 30, 2007 and 2006 (as restated)

Notes to the Consolidated Financial Statements

(b) Pro Forma Financial Information

PRO FORMA FINANCIAL STATEMENTS FOR NGA HOLDCO, LLC

Preliminary Note to the Pro Forma Consolidated Financial Statements

Pro Forma Consolidated Balance Sheet (unaudited) as of September 30, 2007

Pro Forma Consolidated Income Statements (unaudited) for the Nine Months ended September 30, 2007 and for the period from August 1, 2006 (inception) to December 31, 2006

INDEX TO FINANCIAL STATEMENTS

The following audited and unaudited financial statements of Eldorado Resorts, LLC, and unaudited pro forma financial statements of the Company are presented herein on the pages indicated:

HISTORICAL FINANCIAL STATEMENTS FOR ELDORADO RESORTS, LLC AND SUBSIDIARIES

Report of Independent Auditors’ Report	F-2

Consolidated Balance Sheets as of December 31, 2006 and 2005 (as restated) and September 30, 2007 (unaudited)	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2006, 2005 (as restated) and 2004 and for the Unaudited Nine Months Ended September 30, 2007 and 2006 (as restated)	F-4

Consolidated Statements of Members’ Equity for the Years Ended December 31, 2006, 2005 (as restated) and 2004 and for the Unaudited Nine Months Ended September 30, 2007	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2006, 2005 (as restated) and 2004 (as restated) and for the Unaudited Nine Months Ended September 30, 2007 and 2006 (as restated)	F-6

Notes to the Consolidated Financial Statements	F-7

PRO FORMA UNAUDITED FINANCIAL STATEMENTS FOR NGA HOLDCO, LLC

Preliminary Note to the Pro Forma Unaudited Consolidated Financial Statements	F-40

Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2007	F-41

Unaudited Pro Forma Consolidated Income Statements for the Nine Months ended September 30, 2007 and for the period from August 1, 2006 (inception) to December 31, 2006	F-42

INDEPENDENT AUDITORS’ REPORT

To the Members of Eldorado Resorts LLC:

We have audited the accompanying consolidated balance sheets of Eldorado Resorts LLC (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, members’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Eldorado Resorts LLC as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 20, the accompanying 2005 and 2004 consolidated financial statements have been restated.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada

April 30, 2007

ELDORADO RESORTS LLC

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,		September 30, 2007
	2006	2005
		(as Restated – see Note 20)	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$40,520	$22,642	$36,934
Restricted cash	227	197	227
Accounts receivable, net	6,629	5,888	6,339
Due from members and affiliates, net	120	171	116
Inventories	3,099	3,434	3,132
Prepaid expenses	3,772	3,594	3,608

Total current assets	54,367	35,926	50,356
INVESTMENT IN JOINT VENTURES	73,659	70,144	77,375
PROPERTY AND EQUIPMENT, net	257,234	264,851	249,382
INTANGIBLE ASSETS, net	22,115	22,505	21,823
OTHER ASSETS, net	4,519	4,997	3,070

Total assets	$411,894	$398,423	$402,006

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$206	$442	$199
Current portion of capital lease obligations	272	95	252
Accounts payable	7,859	6,799	6,586
Interest payable	7,793	1,266	5,441
Accrued and other liabilities	18,025	17,317	19,724
Due to members and affiliates	368	1,111	186

Total current liabilities	34,523	27,030	32,388
INTEREST PAYABLE	—	7,000	—
LONG-TERM DEBT, less current portion	229,708	223,276	231,074
CAPITAL LEASE OBLIGATIONS, less current portion	837	185	656
13% PREFERRED EQUITY INTEREST, includes interest of $3,998 and $1,321 at December 31, 2006 and 2005, respectively, and $409 (unaudited) at September 30, 2007 (Note 11)	22,878	20,127	19,289
OTHER LIABILITIES	753	632	937

Total liabilities	288,699	278,250	284,344
MINORITY INTEREST	5,994	5,877	6,188
COMMITMENTS AND CONTINGENCIES (Note 14)
MEMBERS’ EQUITY	117,201	114,296	111,544

Total liabilities and members’ equity	$411,894	$398,423	$402,006

The accompanying notes are an integral part of these consolidated financial statements.

ELDORADO RESORTS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)

	For the years ended December 31,			Nine Months Ended September 30,
	2006	2005	2004	2007	2006
	(as Restated – see Note 20)				(as Restated – see Note 20)
				(Unaudited)
OPERATING REVENUES:
Casino	$222,774	$139,115	$87,200	$171,649	$166,737
Food, beverage and entertainment	62,650	49,905	43,568	50,468	46,047
Hotel	27,032	20,570	17,047	22,330	20,671
Other	7,707	5,877	4,682	6,030	5,187

	320,163	215,467	152,497	250,477	238,642
Less—promotional allowances	(39,088)	(24,520)	(16,499)	(33,063)	(28,295)

Net operating revenues	281,075	190,947	135,998	217,414	210,347

OPERATING EXPENSES:
Casino	118,373	74,541	45,108	89,315	88,257
Food, beverage and entertainment	45,777	35,973	29,928	35,338	34,162
Hotel	10,221	7,906	6,826	7,907	7,400
Other	10,815	6,477	3,019	8,344	8,088
Selling, general and administrative	46,846	37,639	28,307	36,606	36,797
Management fees	600	600	478	450	450
Depreciation and amortization	22,383	15,794	12,340	17,157	15,366

Total operating expenses	255,015	178,930	126,006	195,117	190,520
LOSS ON SALE/DISPOSITION OF LONG-LIVED ASSETS AND PROPERTY AND EQUIPMENT	(11)	(1,226)	—	(2,299)	—
EQUITY IN INCOME OF UNCONSOLIDATED AFFILIATES	5,614	2,166	5,963	6,540	5,541

OPERATING INCOME	31,663	12,957	15,955	26,538	25,368

OTHER INCOME (EXPENSE):
Interest income	526	143	—	623	—
Equity in (loss) income of unconsolidated affiliate	(79)	(33)	870	—	(79)
Loss on senior subordinated notes redemptions and repurchases	—	—	(1,736)	—	—
Interest expense	(24,954)	(15,241)	(7,497)	(18,978)	(18,343)

Total other income (expense)	(24,507)	(15,131)	(8,363)	(18,355)	(18,422)

INCOME (LOSS) BEFORE MINORITY INTEREST	7,156	(2,174)	7,592	8,183	6,946
MINORITY INTEREST	(178)	(64)	(204)	(211)	(187)

NET INCOME (LOSS)	$6,978	$(2,238)	$7,388	$7,972	$6,759

The accompanying notes are an integral part of these consolidated financial statements.

ELDORADO RESORTS LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(dollars in thousands)

BALANCE, January 1, 2004	$115,181
Non-Cash Distributions	(1,036)
Cash Distributions	(3,005)
Net Income	7,388

BALANCE, December 31, 2004	118,528
Cash Distributions	(1,994)
Net Loss (as Restated – see Note 20)	(2,238)

BALANCE, December 31, 2005 (as Restated – see Note 20)	114,296
Non-Cash Distributions	(900)
Cash Distributions	(3,173)
Net Income	6,978

BALANCE, December 31, 2006	117,201
Cash Distributions (unaudited)	(13,629)
Net Income (unaudited)	7,972

BALANCE, September 30, 2007 (unaudited)	$111,544

The accompanying notes are an integral part of these consolidated financial statements.

ELDORADO RESORTS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	For the years ended December 31,			Nine months ended September 30
	2006	2005	2004	2007	2006
		(as Restated – see Note 20)	(as Restated – see Note 20)		(as Restated – see Note 20)
				(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6,978	$(2,238)	$7,388	$7,972	$6,759
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	22,383	15,794	12,340	17,157	15,366
Amortization of debt issue costs	121	132	201	86	93
Loss on senior subordinated notes redemptions and repurchases	—	—	1,736	—	—
Equity in income of unconsolidated affiliates	(5,535)	(2,133)	(6,833)	(6,540)	(5,462)
Minority interest	178	64	204	211	187
(Gain) Loss on sale of property and equipment	(213)	(42)	(8)	—	110
Loss on sale/disposition of long-lived assets	224	1,226	—	2,299	—
Provision for bad debt expense	1,260	1,084	744	130	895
Interest expense financed	11,367	8,247	—	—	13,237
(Increase) Decrease in-
Accounts receivable	(1,305)	(2,880)	(189)	164	(79)
Inventories	335	115	(22)	(33)	266
Prepaid expenses and other current assets	(178)	503	145	164	(209)
(Decrease) Increase in-
Accounts payable	1,060	(3,920)	(78)	(1,273)	441
Interest payable	6,527	(2)	(1,288)	(5,941)	1,493
Accrued and other liabilities and due to members and affiliates	(559)	(3,004)	1,210	1,701	1,191

Net cash provided by operating activities	42,643	12,946	15,550	16,097	34,288

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13,627)	(22,008)	(8,943)	(9,771)	(10,397)
Purchase of property held for sale	—	—	—	(533)	—
Receipt (Payment) of Shreveport escrow deposit	—	2,004	(2,004)	—	—
Proceeds from sale of property and equipment	52	81	33	129	33
Distributions from unconsolidated affiliates	2,020	1,024	4,537	2,824	1,956
Minority interest in distributions	(62)	(29)	(104)	(86)	(62)
(Increase) Decrease in restricted cash	(30)	13	—	—	—
(Increase) Decrease in other assets, net	(108)	(734)	(928)	225	(32)
Proceeds from sale of water rights	—	1,530	—	—	—
Cash acquired from Shreveport transaction, net of cash paid for acquisition	—	13,733	—	—	—

Net cash used in investing activities	(11,755)	(4,386)	(7,409)	(7,212)	(8,502)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility	40,000	54,250	30,802	33,250	29,750
Proceeds from issuance of senior notes	—	—	64,700	—	—
Principal payments on credit facility and capital leases	(49,377)	(48,399)	(31,737)	(32,092)	(39,572)
Payment on senior subordinated notes repurchased	(225)	—	—	—	(225)
Redemption of senior subordinated notes	—	—	(65,373)	—	—
Debt issuance costs	(235)	—	(665)	—	(235)
Cash distributions	(3,173)	(1,994)	(3,005)	(13,629)	(3,038)

Net cash (used in) provided by financing activities	(13,010)	3,857	(5,278)	(12,471)	(13,320)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17,878	12,417	2,863	(3,586)	12,466
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	22,642	10,225	7,362	40,520	22,642

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$40,520	$22,642	$10,225	$36,934	$35,108

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during period for interest, net of amounts capitalized	$6,883	$6,926	$7,857	$24,834	$3,776

The accompanying notes are an integral part of these consolidated financial statements.

ELDORADO RESORTS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Interim Financial Statements

The accompanying financial statements as of and for the nine months ended September 30, 2007 and 2006, are unaudited but, in the opinion of management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the financial results of the interim periods. The results of operations for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007.

Principles of Consolidation/Operations

The accompanying consolidated financial statements include the accounts of Eldorado Resorts, LLC (“Resorts”), a Nevada limited liability company, Eldorado Capital Corp. (“Capital”), a Nevada Corporation that is a wholly owned subsidiary of Resorts, Eldorado Shreveport #1, LLC (“ES#1”) and Eldorado Shreveport #2, LLC (“ES#2”), two Nevada limited liability companies that are wholly owned subsidiaries of Resorts, Eldorado Casino Shreveport Joint Venture (formerly Hollywood Casino Shreveport), a Louisiana general partnership (in which ES#1 and ES#2 are partners that own a 75.4% and 1% interest, respectively, of the partnership interest representing all of the voting interests of the partnership, the “Louisiana Partnership”), Shreveport Capital Corp. (“Shreveport Capital”), a Louisiana corporation that is a wholly owned subsidiary of the Louisiana Partnership and Eldorado Limited Liability Company, a Nevada limited liability company that is a 96% owned subsidiary of Resorts (“ELLC” and, collectively with Resorts, Capital, ES#1, ES#2, the Louisiana Partnership, and Shreveport Capital, the “Company”). The consolidated financial statements reflect the operating activities of the Louisiana Partnership from July 22, 2005 (date of acquisition) through December 31, 2006. In consolidation, net income of the Louisiana Partnership is allocated 76.4% and 23.6% to Resorts and Shreveport Gaming Holdings, Inc., an unaffiliated Delaware corporation (“SGH”), respectively. Net losses are allocated to the extent of their equity interests. For the purposes of GAAP, as no value was assigned to SGH’s equity capital, Resorts absorbs all losses of the Louisiana Partnership. However, if future earnings do materialize, Resorts will be credited, for the purposes of GAAP, 100 percent of such earnings to the extent of such Louisiana Partnership losses previously recorded under GAAP, which totaled $11.7 million as of December 31, 2006. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company shall be liquidated upon the occurrence of any event requiring dissolution of the Company. Proceeds from liquidation shall be dispersed first to creditors, including Members and interest holders who are creditors for debts other than their respective capital contributions, and second to Members and interest holders in accordance with their capital account balances.

The Company owns and operates the Eldorado Hotel & Casino (the “Eldorado”), an 815-room hotel casino in downtown Reno, Nevada. ELLC, a Nevada limited liability company owned 96.12% by Resorts, and Galleon, Inc. (a Nevada corporation and indirect wholly owned subsidiary of MGM MIRAGE (“MGM”) which was acquired by MGM as a result of the merger of a wholly owned subsidiary of MGM with and into Mandalay Resort Group (“Mandalay”) on April 25, 2005) entered into a 50/50 joint venture (the “Silver Legacy Joint Venture”) which owns the Silver Legacy Resort Casino (the “Silver Legacy”), a 1,710 room hotel casino that opened July 28, 1995 and is located contiguous to the Eldorado Hotel & Casino.

Two Nevada limited liability companies wholly owned by Resorts, ES#1 and ES#2, acquired 75.4% and 1%, respectively, of the partnership interests of Eldorado Casino Shreveport Joint Venture (formerly Hollywood Casino Shreveport) on July 22, 2005, which owns and Eldorado manages, a 403-room all suite art deco-style hotel and a tri-level riverboat dockside casino complex situated on the Red River in Shreveport, Louisiana (“Eldorado Shreveport”), which was formerly operated as the Hollywood Casino Shreveport and which began operating as Eldorado Casino Shreveport on October 26, 2005.

Capital was incorporated with the sole purpose of serving as co-issuer of the 10 1/2% Senior Subordinated Notes due 2006 (the “10 1/ 2% Notes”) in order to facilitate the offering thereof. Capital also served as a co-issuer of $64,700,000 principal amount of 9% Senior Notes due 2014 issued on April 20, 2004 by Resorts and Capital (the “9% Notes”). Capital does not have any operations, assets or revenues.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include investments purchased with a maturity at the day of purchase of 90 days or less.

Restricted Cash

The Company has a certificate of deposit, which is used for security with the Nevada Department of Insurance for its self-insured workers compensation. The certificate of deposit has a maturity date of January 28, 2008.

Accounts Receivable and Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of casino accounts receivable. The Company issues markers to approved casino customers following background checks and investigations of creditworthiness. Trade receivables, including casino and hotel receivables, are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Company’s receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well a historical collection experience and current economic and business conditions. Management believes that as of December 31, 2006 and 2005, no significant concentrations of credit risk existed for which an allowance had not already been recorded.

Inventories

Inventories are stated at the lower of cost, using a first-in, first-out basis, or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of the asset or the term of the capitalized lease, whichever is less. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred.

Investment in Joint Ventures

The Company accounts for ELLC’s 50% joint venture interest in the Silver Legacy Joint Venture and its 21.25% interest in Tamarack, affiliates that it does not control but over which it does exert significant influence, using the equity method of accounting. Since the Company operates in the same line of business as the Silver Legacy and Tamarack, each with casino and/or hotel operations, the Company’s equity in the income of such joint ventures is included in operating income. The Company accounts for its 18% interest in MindPlay under the equity method of accounting. Since MindPlay, which produces a system that permits tracking and surveillance of pit gaming activities, operates in a dissimilar line of business, the Company’s equity in the income (loss) of such joint venture is included in non-operating income. The Company considers whether the fair values of any of its equity method investments have declined below their carrying value whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable. If the Company considered any such decline to be other than temporary, then a write-down would be recorded to estimate fair value.

Long-Lived and Intangible Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, an estimate of undiscounted future cash flows produced by the asset is compared to its carrying value to determine whether an impairment exists. If it is determined that the asset is impaired based on expected future cash flows, a loss, measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset, would be recognized.

Intangible assets are accounted for in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”. The Louisiana Partnership assigned a value of $19,826,000 to its gaming license, which has an indefinite life and is reviewed annually for impairment, to operate in Louisiana and $1,959,000 to its customer relationships. The value of the gaming license and customer relationships was assigned by management as part of the allocation of purchase price upon the confirmation of the Joint Plan of Debtors and Bondholders Committee (the “Plan”). Amortization of customer relationships is computed using the straight-line method over an estimated useful life of five years. In assessing the recoverability of the carrying value of the gaming license and customer relationships, management makes assumptions regarding such items as future cash flows, gaming taxes, the costs of continued licensing and the pattern of customer visits. If these estimates or the related assumptions change in the future, the Louisiana Partnership may be required to record impairment losses with respect to these assets. Such impairment loss, if any, would be recognized as a non-cash component of operating income.

In 2005, loss on sale/disposition of long-lived assets was due to a gain on the sale of water rights of $1.2 million, a $1.45 million abandonment loss due to the demolition of buildings to provide surface parking for the Eldorado and a $1.0 million loss on disposal of assets as a result of the sale of 293 slot machines and the disposal of “Hollywood Casino” signage in connection with the conversion of the property to the “Eldorado” name at the Eldorado Shreveport.

Self Insurance

The Company is self-insured for various levels of general liability, workers’ compensation, and employee medical insurance coverage. Self-insurance reserves are estimated based on the Company’s claims experience and are included in accrued expenses on the consolidated balance sheets.

Casino Revenue and Promotional Allowances

The Company recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. The retail value of food, beverage, rooms and other services furnished to customers on a complimentary basis is included in gross revenue and then deducted as promotional allowances.

The retail value of complimentaries included in promotional allowances is as follows (in thousands):

	For the years ended December 31,			For the nine months ended September 30,
				(unaudited)
	2006	2005	2004	2007	2006
Food, beverage and entertainment	$27,136	$16,843	$10,642	$22,741	$19,669
Hotel	9,984	6,558	4,871	8,222	7,376
Other	1,968	1,119	986	2,122	1,263

	$39,088	$24,520	$16,499	$33,085	$28,308

The cost of providing such complimentary services is charged to operating expenses in the casino department. Such costs of providing complimentary services are as follows (in thousands):

	For the years ended December 31,			For the nine months ended September 30,
				(unaudited)
	2006	2005	2004	2007	2006
Food, beverage and entertainment	$23,289	$14,889	$8,817	$18,386	$17,143
Hotel	3,823	2,999	2,168	2,973	3,392
Other	2,895	1,241	641	2,882	2,330

	$30,007	$19,129	$11,626	$24,241	$22,865

Advertising

Advertising costs are expensed in the period the advertising initially takes place. Advertising costs included in selling, general and administrative expenses were $6,877,000, $4,746,000, and $3,615,000, for the years ended December 31, 2006, 2005 and 2004, respectively.

Federal Income Taxes

The Eldorado Predecessor Partnership was not subject to income taxes; therefore, no provision for income taxes was made as the Partners included their respective shares of partnership income in their income tax returns. As a limited liability company, Resorts is not subject to income tax liability. Therefore, holders of membership interests will include their respective shares of Resorts’ taxable income in their income tax returns and Resorts will continue to make distributions for such tax liabilities.

The Operating Agreement of Eldorado Resorts LLC dated June 28, 1996 obligates Resorts to distribute each year, for as long as it is not taxed as a corporation, to each of its members an amount equal to such member’s allocable share of the taxable income of Resorts multiplied by the highest marginal combined Federal, state and local income tax rate applicable to individuals for that year.

The Louisiana Partnership is a partnership and its tax attributes, including income and expense items have been passed through to its partners.

Fair Value of Financial Instruments

Management estimates that the approximate fair market value of the 9% Senior Notes, issued April 2004, were approximately $64.5 million and $66.1 million at December 31, 2006 and 2005, respectively. The fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. Because the credit facility is tied to market rates of interest, its carrying value approximates market value.

The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practical to estimate:

Cash and Cash Equivalents: The carrying amounts approximate the fair values due to the short maturity of the cash equivalents.

Restricted Cash: The carrying amounts approximate the fair values due to the short maturity of the restricted cash.

Accounts Receivable, net: The carrying amounts approximate the fair values due to the short maturity of the obligations.

Accounts and Interest Payable: The carrying amounts approximate the fair values due to the short maturity of the obligations. Additional New Shreveport Notes were subsequently issued in lieu of the cash payment with respect to the noncurrent interest payable (see Note 11).

Capital Lease Obligations: The carrying amounts of these liabilities approximate their fair values as these obligations were recently incurred.

Long-term Debt: The carrying amount of New Shreveport Notes, including New Shreveport Notes subsequently issued in lieu of cash interest payments, amounted to $155,616,000 and $140,000,000 at December 31, 2006 and 2005, respectively. Changes in the market interest rate would impact the fair market value of the New Shreveport Notes. At December 31, 2006 and 2005, management estimates that the fair market value of these debt securities is approximately $142,068,000 and $133,637,000, respectively. Management estimates that the fair market value of the noncurrent interest payable at December 31, 2005, for which New Shreveport Notes were subsequently issued, is approximately $6,698,000.

13% Preferred Equity Interest: The carrying amount of Preferred Capital Contribution Amount, including the associated unpaid Preferred Return, amounted to $24,231,000 and $21,321,000 at December 31, 2006 and 2005, respectively. Included in the carrying amount are $1.12 million ES#1 paid for its 1.4% interest of the 13% Preferred Equity Interest (as described in Note 2) and accrued interest of $233,000 and $74,000 for 2006 and 2005, respectively, all of which is eliminated in consolidation. Changes in the market interest rate would impact the fair market value of the Preferred Capital Contribution Amount. At December 31, 2006 and 2005, management estimates that the fair market value of these debt securities is approximately $22,107,000 and $19,186,000, respectively.

Put Option Value: No value was attributed to the non-voting partnership equity interests or the related put option on July 22, 2005 or at December 31, 2005. Management estimates the fair market value of the put option at December 31, 2006 to be $738,000. The preferred equity interest was initially valued at its face amount of $20 million and has been classified as a liability on the accompanying consolidated balance sheets at December 31, 2006 and 2005. Such classification was made in accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, based on the terms of the preferred equity interest, including its mandatory repayment and periodic “interest” payments as described in Note 11.

Segment Reporting

Management uses Operating Income adjusted for the non-routine items as a relevant and useful measure to compare operating results among its properties, as each property is a segment as determined by the Chief Financial Officer in a way that efficiently allows Management to make proper business decisions, and between accounting periods. The presentation of Operating Income has economic substance because it is used by us as a performance measure to analyze the performance of its business segments.

Reclassifications

Certain reclassifications have been made to prior years’ consolidated financial statements to conform to current year’s presentation. In 2005, the Company reflected the interest expense financed in lieu of payment as interest payable. This has been reclassed on the statement of cash flows and is now reflected as interest expense financed. In 2004, the Company reflected a non-cash distribution as distributions to members. We have now reflected both the cash and non-cash distributions made to members on the consolidated statements of members’ equity. In 2005, the Company reflected intangible assets as a component of other assets and has decided to segregrate intangible assets as a separate line item on the consolidated balance sheets. These reclassifications had no effect on our net income (loss) as previously reported.

Recently Issued Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The fair value option established by SFAS No. 159 permits all companies to choose to measure eligible items at fair value at specified election dates. At each subsequent reporting date, a company shall report in earnings any unrealized gains and losses on items for which the fair value option has been elected. SFAS No. 159 is effective as of the beginning of a company’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the company also elects to apply the provisions of SFAS No. 157, “Fair Value Measurements” (see below). We are currently evaluating whether to adopt the fair value option under this SFAS No. 159 and evaluating what impact such adoption would have on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106 and 132(R)”. SFAS No. 158 requires employers to recognize the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income. This Statement also requires employers to measure the funded status of a plan as of the date of its year end and is effective for publicly traded companies as of the end of the fiscal year ending after December 15, 2006 and nonpublicly traded companies as of the end of the fiscal year ending after June 15, 2007. We do not expect the adoption of SFAS No. 158 to have a material effect on our consolidated financial statements as we do not currently have a defined benefit postretirement plan that meets the criteria specified under SFAS No. 158.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the impact that the adoption of SFAS No. 157 will have on our consolidated financial statements.

In June 2006, the Emerging Issues Task Force reached a consensus on Issue No. 06-3 (“EITF 06-3”), “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-Producing Transactions.” The consensus allows companies to choose between two acceptable alternatives based on their accounting policies for transactions in which the company collects taxes on behalf of a governmental authority, such as sales taxes. Under the gross method, taxes collected are accounted for as a component of sales revenue with an offsetting expense. Conversely, the net method allows a reduction to sales revenue. If such taxes are reported gross and are significant, companies should disclose the amount of those taxes. The guidance should be applied to financial reports through retrospective application for all periods presented, if amounts are significant, for interim and annual reporting beginning February 1, 2007. We do not expect the adoption of EITF 06-3 to have a material effect on our consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140”. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to irrevocably account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after December 31, 2006. We do not expect the adoption of SFAS No. 155 to have a material effect on our consolidated financial statements, as we do not currently have any financial instruments that meet the criteria specified under SFAS No. 155.

2.	Shreveport, Louisiana Transaction

The Eldorado Shreveport Joint Venture was, prior to July 22, 2005, owned by the Hollywood Casino Shreveport general partnership (“HCS”). The term “Predecessor Partnership” refers to HCS for periods prior to and including July 21, 2005, and the term “Successor Partnership” refers to the Louisiana Partnership for periods on and subsequent to July 22, 2005.

Pursuant to a bankruptcy plan (the “Plan”) confirmed by the United States Bankruptcy Court, Western District of Louisiana, Shreveport Division (Case No. 04-13259) on July 22, 2005 and the Eldorado Shreveport Joint Venture Agreement between ES#1, ES#2 and SGH the following events occurred upon the Eldorado Shreveport Joint Venture’s emergence from bankruptcy:

•

ES#1 and ES#2, which are wholly owned subsidiaries of Resorts, acquired 74% and 1%, respectively, of the partnership interests of the Louisiana Partnership, representing all of the voting partnership interests of the Louisiana Partnership.

•

ES#1 acquired 55,006 shares of the common stock of SGH for $1,266,667 and, on July 22, 2005, converted the shares into (i) an additional 1.4% non-voting partnership interest in the Louisiana Partnership and (ii) the right to distributions by the Louisiana Partnership in respect of $1.12 million of the 13% Preferred Equity Interest. This transaction resulted in SGH owning $18.88 million of the 13% Preferred Equity Interest and a 23.6% interest in the Louisiana Partnership. Also, ES#1 owned $1.12 million of the Preferred Equity Interest, and its ownership in the Louisiana Partnership increased to 75.4%.

•

The net income of the Louisiana Partnership is allocated 76.4% and 23.6% to Resorts and SGH, respectively. Net losses are allocated to the extent of their equity interests. As no value was assigned to SGH’s capital, Resorts absorbs all losses of the Louisiana Partnership. However, if future earnings do materialize, Resorts will be credited to the extent of such losses previously absorbed.

On July 22, 2005, Resorts and the Louisiana Partnership entered into a Management Agreement (the “Management Agreement”) pursuant to which Resorts, as the Louisiana Partnership’s exclusive agent, manages the Eldorado Shreveport. For its services, Resorts is entitled to receive a Base Management Fee of $2.5 million annually, payable in quarterly installments of $625,000 each on October 22, January 22, April 22 and July 22 of each year during the term of the Management Agreement, beginning October 22, 2005. Payment of the Base Management Fee has priority over the payment of any interest due on the New Shreveport Notes. Resorts is also entitled to an Incentive Fee equal to the sum of (i) 15% of the amount, if any, by which “EBITDA” (as defined in the Management Agreement) for any calendar year during the term of the Management Agreement exceeds $20 million and (ii) an additional 5% of the amount, if any, by which “EBITDA” (as defined in the Management Agreement) for any such calendar year exceeds $25 million. By its terms, the Management Agreement will continue in effect through the date the Louisiana Partnership no longer holds a riverboat gaming license for the Eldorado Shreveport, unless the agreement is earlier terminated by either party in accordance with its terms.

The fair values of the entity’s assets were allocated in conformity with procedures specified in SFAS No. 141. Management used the results of appraisals and other available information to make such allocations as of July 22, 2005. An independent appraiser was engaged to assist with the allocation of reorganization value to the Louisiana Partnership’s assets and liabilities. The following table reflects the fair value of assets and liabilities acquired as of July 22, 2005:

(in thousands)
Assets
Cash and cash equivalents	$15,000
Accounts receivable, net	1,804
Inventories	1,473
Prepaid expenses and other	1,862

Total current assets	20,139
Property and equipment, net	135,531
Intangible and other assets	22,024

Total assets acquired	177,694

Liabilities
Note payable	6
Accounts payable	4,878
Accrued liabilities	12,663

Total current liabilities	17,547
Long-term debt	140,000
Preferred equity interest	18,880

Total liabilities assumed	176,427

Net assets acquired	$1,267

The gaming license, valued at $19,826,000, is an intangible assets acquired from the purchase of gaming entities that are located in gaming jurisdictions where competition is limited, such as when only a limited number of gaming operators are allowed to operate. Gaming license rights are not subject to amortization as we have determined that they have an indefinite useful life.

Customer relationships, valued at $1,959,000, are being ratably amortized over a five-year period. Amortization of customer relationships is computed using the straight-line method over an estimated useful life of five years. Amortization expense for the year ended December 31, 2006 and the period from July 22, 2005 through December 31, 2005 with respect to customer relationships amounted to $390,000 and $174,000, respectively, and is expected to be $390,000 during each of the years ended December 31, 2007, 2008 and 2009 and $225,000 during the year ended December 31, 2010.

The pro forma consolidated results of operations, as if the Shreveport transaction had occurred at the beginning of each period are as follows:

(in thousands)	December 31,
	2005	2004
Pro Forma
Net Operating Revenues	$258,503	$270,148
Operating Income	11,367	13,469
Net Loss (1)	(4,944)	(22,008)

(1)	The 2005 period reflects a $10.1 million debt discharge as a result of the confirmation of the Plan by the Bankruptcy Court of long-term debt, accrued interest and certain other liabilities subject to compromise at amounts less than their historical recorded value.

3.	Certain Risks and Uncertainties

A significant portion of the Company’s revenues and operating income are generated from patrons who are residents of northern California. A change in general economic conditions or the extent and nature of casino gaming in California, Washington or Oregon could adversely affect the Company’s operating results. On September 10, 1999, California lawmakers approved a constitutional amendment that would give Native American tribes the right to offer slot machines and a range of house-banked card games. On March 7, 2000, California voters approved the constitutional amendment which legalized “Nevada-style” gaming on Native American reservations. While most existing Native American gaming facilities in northern California are modest compared to Eldorado, numerous Native American tribes have announced that they are in the process of expanding, developing, or are considering establishing large-scale hotel and gaming facilities in northern California. In particular, a significant new Native American casino located approximately 21 miles northeast of Sacramento opened in June 2003 and offers approximately 2,700 slot machines and 98 table games. Since June 2003, we have experienced a measurable impact on our operations from this and other northern California facilities, resulting in a negative effect on our overall operating results. Based on its size and proximity, and potential expansion capabilities, we believe this new casino, along with the continued growth of other Native American gaming establishments, could continue to place additional competitive pressure on our operating results. While we cannot predict the extent of any future impact, it could be significant.

The operations of the Louisiana Partnership are dependent on its continued licensing by the Louisiana Board. On July 19, 2005, the Louisiana Board approved HCS’s Petition to Approve Transfer of Interest and found Resorts, ES#1 and ES#2 suitable as owners and operators of a gaming license in Louisiana. The loss of a license in the jurisdiction in which the Louisiana Partnership operates could have a material adverse effect on future results of operations.

The Louisiana Partnership is dependent on the local market, the Dallas-Fort Worth Metroplex and East Texas for a significant number of its patrons and revenues. If economic conditions in this area deteriorate or additional gaming facilities are opened or expanded which compete for these markets, the Louisiana Partnership’s results of operations could be adversely affected.

The Louisiana Partnership is also dependent upon stable gaming and admission taxes in the local jurisdictions in which it operates and in the State of Louisiana. Any change in such taxes could have a material adverse effect on future results of operations.

4.	Operating Agreement of Resorts

The rights and obligations of the equityholders of Resorts (the “Members”) are governed by the Operating Agreement of Eldorado Resorts LLC dated as of June 28, 1996, as amended (the “Operating Agreement”), entered into in connection with the Reorganization. In accordance with the Reorganization, all assets and liabilities of the Eldorado Predecessor Partnership became the assets and liabilities of Resorts. Each Members’ interest in Resorts is equal to the percentage of capital contributed by that Member, in accordance with the ownership percentages previously held in the Predecessor Partnership. The Operating Agreement provides that no officer or member of the Board of Managers (“Board Member”) of Resorts will be liable to Resorts, its Members or holders of its membership interests for acts or omissions of such officer or Board Member in connection with the business or affairs of Resorts, including for any breach of fiduciary duty or mistake of judgment, except for acts involving intentional misconduct, fraud or knowing violations of the law. Resorts will dissolve upon the earliest to occur of: (a) December 31, 2030, (b) the sale or disposition of all or substantially all of the assets in Resorts, (c) the written consent of Members holding more than a 75% voting interest in Resorts or (d) any event that, pursuant to the Operating Agreement, terminates a Member’s interest, unless there are at least two remaining Members and at least a Majority Interest, as defined in the Operating Agreement, of the remaining Members agree to continue Resorts.

5.	Accounts Receivable and Due From Members and Affiliates

Components of accounts receivable, net are as follows (in thousands):

	December 31,
	2006	2005
Accounts receivable	$9,508	$9,200
Allowance for doubtful accounts	(2,759)	(3,141)

Total	$6,749	$6,059

The provision for bad debt expense was $1,260 and $1,084 for the years ended December 31, 2006 and 2005, respectively. Writeoffs of accounts receivable in such periods were $2,040 and $1,236, respectively. Due from members and affiliates was $120 and $171 in 2006 and 2005, respectively.

The provision for bad debt expense was $1,260 and $1,084 for the years ended December 31, 2006 and 2005, respectively. Writeoffs of accounts receivable in such periods were $2,040 and $1,236, respectively. Due from members and affiliates was $120 and $171 in 2006 and 2005, respectively.

6.	Property and Equipment

Property and equipment consist of the following (in thousands):

	Estimated Service Life	December 31,
	(years)	2006	2005
Land and improvements	—	$28,999	$27,564
Buildings and other leasehold improvements	10-45	237,169	237,846
Riverboat	25	38,837	36,615
Furniture, fixtures and equipment	3-15	89,321	92,042
Property held under capital lease (Note 14)	3-15	3,137	4,698
Construction in progress		1,085	2,939

		398,548	401,704
Less—Accumulated depreciation		(141,314)	(136,853)

Property and equipment, net		$257,234	$264,851

At December 31, 2006 and 2005, accumulated depreciation includes $2.5 million and $4.8 million, respectively, related to assets acquired under capital leases.

Substantially all property and equipment is pledged as collateral for long-term debt (see Note 11).

7.	Other and Intangible Assets, net

Other and intangible assets, net, include the following amounts (in thousands):

	December 31,
	2006	2005
Land held for development	$2,492	$3,104
Loan acquisition costs (Credit facility)	235	306
Bond offering costs, 9% Senior Notes	665	665
Other	1,343	1,323

	$4,735	$5,398
Accumulated amortization loan costs (Credit facility)	(38)	(290)
Accumulated amortization bond costs 9% Senior Notes	(178)	(111)

Total Other Assets, net	$4,519	$4,997

Gaming licenses	$20,720	$20,720
Customer relationships	1,959	1,959

	22,679	22,679
Accumulated amortization customer relationships	(564)	(174)

Total Intangible Assets, net	$22,115	$22,505

The value of the gaming licenses, which have an indefinite life, and customer relationships, was assigned by management as part of the allocation of purchase price upon the confirmation of the Plan. Amortization of bond and loan costs is computed using the straight-line method, which approximates the effective interest method, over the term of the bonds or loans, respectively. Amortization of customer relationships is computed using the straight-line method over an estimated useful life of five years. In assessing the recoverability of the carrying value of our gaming licenses and customer relationships, management makes assumptions regarding such items as future cash flows, gaming taxes, the costs of continued licensing and the pattern of customer visits. If these estimates or the related assumptions change in the future, the Louisiana Partnership may be required to record impairment losses with respect to these assets. Such impairment loss, if any, would be recognized as a non-cash component of operating income. In 2004, Resorts deposited $2.0 million in escrow which was applied towards the acquisition of a 75% equity interest in the Louisiana Partnership in 2005.

Bond offering and loan acquisition costs are being amortized over the term of the applicable agreements.

8.	Investment in Joint Ventures

Effective March 1, 1994, ELLC (96% owned by Resorts and 4% minority interest collectively owned by Recreational Enterprises, Inc. and Hotel Casino Management) and Galleon, Inc. (a Nevada corporation and indirect wholly owned subsidiary of MGM MIRAGE (“MGM”) which was acquired by MGM as a result of the merger of a wholly owned subsidiary of MGM with and into Mandalay Resort Group (“Mandalay”) on April 25, 2005) entered into a joint venture (the “Silver Legacy Joint Venture”) pursuant to a joint venture agreement (the “Original Joint Venture Agreement”) to develop the Silver Legacy Resort Casino (the “Silver Legacy”). The Silver Legacy consists of a casino and hotel located in Reno, Nevada, which began operations on July 28, 1995. During 1994, ELLC contributed land to the Silver Legacy Joint Venture with a fair value of $25,000,000 (a book value of $17,215,000) and cash of $23,000,000. Additional cash contributions of $3,900,000 were made in 1995, for a total equity investment of $51,900,000. Galleon, Inc. contributed cash of $51,900,000 to the Silver Legacy Joint Venture. Each partner owns a 50% interest in the Silver Legacy Joint Venture.

On March 5, 2002, the Partners executed a new amendment and restatement of the Original Joint Venture Agreement (as further amended in April 2002, the “Joint Venture Agreement”), the terms of which are summarized below, and the Silver Legacy Joint Venture and its wholly owned finance subsidiary, Silver Legacy Capital Corp., issued $160 million principal amount of 10 1/8% mortgage notes due 2012 (the “Silver Legacy Notes”). Concurrently with the issuance of the Silver Legacy Notes, the Silver Legacy Joint Venture (i) repaid the entire outstanding balance of the Original Silver Legacy Credit Agreement, (ii) entered into a new senior secured credit facility comprised of a $20.0 million term loan facility (which was paid in full in 2003) and a $20.0 million revolving facility with a five year maturity (the “Silver Legacy Credit Agreement”), and (iii) made distributions of $10.0 million to ELLC and $20.0 million to Mandalay Sub, utilizing the balance of the net proceeds of the Silver Legacy Notes and $26.0 million of borrowings under the Silver Legacy Credit Agreement. The Silver Legacy Credit Agreement is secured by a first priority security interest in substantially all of the existing and future assets (other than certain licenses which may not be pledged under applicable law) of the Silver Legacy Joint Venture and a first priority pledge of and security interest in all of the Partnership interests in the Silver Legacy Joint Venture. The Silver Legacy Notes are secured by a security interest in the same assets and pledges of and security interest in the same Partnership interests which are junior to the security interests and pledges securing the Silver Legacy Credit Agreement. On November 4, 2003, the Silver Legacy Joint Venture executed an amendment to the Silver Legacy Credit Agreement which reduced the revolving facility to $10.0 million, and revised certain covenant ratios with retroactive effect to September 30, 2003. On June 15, 2005, the parties executed a further amendment to the Silver Legacy Credit Agreement to provide a conditional waiver of the facility’s financial covenants in respect of the quarter ended June 30, 2005, and each subsequent quarter through and including December 31, 2005, provided that no additional credit is extended under the Silver Legacy Credit Agreement during a quarter for which the waiver is relied upon. In addition, as a condition precedent to any draw on the Silver Legacy Credit Agreement subsequent to June 15, 2005, the Silver Legacy Joint Venture must be in compliance with the Silver Legacy Credit Agreement’s financial covenants as to the then most recent fiscal quarter in respect of which the Silver Legacy Joint Venture is required to deliver financial statements pursuant to the Silver Legacy Credit Agreement. On March 2, 2006, the parties executed a further amendment to the Silver Legacy Credit Facility which extends the previously granted waiver for any defaults under the Silver Legacy Credit Facility’s covenants to cover the fiscal quarter ended March 31, 2006 and each subsequent fiscal quarter through and including December 31, 2006, provided that no additional credit is extended under the Silver Legacy Credit Facility during such quarter. The March 2, 2006 amendment also waives for 2005 the covenant in the Silver Legacy Credit Facility which limits capital expenditures to $10.0 million within a calendar year, which the Silver Legacy Joint Venture exceeded for the year ended December 31, 2005. In addition, the amendment raises the capital expenditure limit to $12.5 million for future calendar years. On March 28, 2007, an additional amendment was executed to extend the original maturity date of March 31, 2007 for an additional year to March 31, 2008. This amendment also reduced the minimum ratio of EBITDA to fixed charges to 1.10 to 1.00 and raised the capital expenditure limit to an aggregate of $15.0 million, in any twelve-month period. Furthermore, this amendment revised the Silver Legacy Credit Agreement to allow for prepayments of the Notes provided certain conditions precedent are satisfied.

Concurrently with the closing of the issuance of the Silver Legacy Notes, the Original Joint Venture Agreement was amended and restated in its entirety and was further amended in April 2002. The April 2002 amendments were principally (i) to provide equal voting rights for ELLC and Mandalay Sub (and procedures for resolving deadlocks) with respect to approval of the Silver Legacy Joint Venture’s annual business plan and the appointment and compensation of the general manager, and (ii) to give each partner the right to terminate the general manager.

Subject to any contractual restrictions to which the Silver Legacy Joint Venture is subject, including the indenture relating to the Silver Legacy Notes, and prior to the occurrence of a “Liquidating Event,” the Silver Legacy Joint Venture will be required by the Joint Venture Agreement to make distributions to its Partners as follows:

(a)	An amount equal to tax distributions equal to the estimated taxable income of the Silver Legacy Joint Venture allocable to each Partner multiplied by the greater of the maximum marginal federal income tax rate applicable to individuals for such period or the maximum marginal federal income tax rate applicable to corporations for such period (as of the date hereof both rates are 35%); provided, however, that if the State of Nevada enacts an income tax (including any franchise tax based on income), the applicable tax rate for any tax distributions subsequent to the effective date of such income tax shall be increased by the higher of the maximum marginal individual tax rate or corporate income tax rate imposed by such tax (after reduction for the federal tax benefit for the deduction of state taxes, using the maximum marginal federal, individual or corporate rate, respectively).

(b)	Annual distributions of remaining “Net Cash From Operations” in proportion to the Percentage Interests of the Partners.

(c)	Distributions of “Net Cash From Operations” in amounts or at times that differ from those described in (a) and (b) above, provided in each case that both Partners agree in writing to the distribution in advance thereof.

As defined in the Joint Venture Agreement, the term “Net Cash From Operations” means the gross cash proceeds received by the Silver Legacy Joint Venture, less the following amounts: (i) cash operating expenses and payments of other expenses and obligations of the Silver Legacy Joint Venture, including interest and scheduled principal payments on Silver Legacy Joint Venture indebtedness, including indebtedness owed to the Partners, if any, (ii) all capital expenditures made by the Silver Legacy Joint Venture, and (iii) such reasonable reserves as the Partners deem necessary in good faith and in the best interests of the Silver Legacy Joint Venture to meet anticipated future obligations and liabilities of the Silver Legacy Joint Venture (less any release of reserves previously established, as similarly determined). Any withdrawal from the Silver Legacy Joint Venture by either Partner results in a reduction of distributions to such withdrawing Partner to 75% of amounts otherwise payable to such Partner.

Summarized information for the Company’s equity in the Silver Legacy Joint Venture is as follows (in thousands):

Summarized information for the Company’s equity in the Silver Legacy Joint Venture is as follows (in thousands):

	December 31, 2006	December 31, 2005	Nine Months Ended September 30, 2007 (unaudited)
Beginning balance	$65,765	$64,845	$68,749	(1)
Partners’ distribution	(1,616)	(769)	—
Accumulated other comprehensive income and other comprehensive income	(61)	—	—
Equity in net income of unconsolidated affiliate	4,661	1,689	5,523

Ending balance	$68,749	$65,765	$74,272

(1)	Balance includes Accumulated Other Comprehensive Income totaling ($61,000)

Summarized balance sheet information for the Silver Legacy Joint Venture is as follows (in thousands):

	December 31,		As of September 30, 2007 (unaudited)
	2006	2005
Current assets	$58,663	$47,456	$62,573
Property and equipment, net	255,769	258,521	252,163
Other assets, net	8,897	8,195	9,657

Total assets	$323,329	$314,172	$324,393

Current liabilities	$22,859	$20,924	$16,586
Long-term liabilities	164,874	163,620	165,691
Partners’ equity	135,596	129,628	142,116

Total liabilities and partners’ equity	$323,329	$314,172	$324,393

Summarized results of operations for the Silver Legacy Joint Venture are as follows (in thousands):

	Year Ended December 31,			Nine Months Ended September 30, (unaudited)
	2006	2005	2004	2007	2006
Net revenues	$159,197	$149,310	$153,755	$126,361	$122,770
Operating expenses	(134,064)	(129,528)	(126,160)	(104,250)	(100,926)

Operating income	25,133	19,782	27,595	22,111	21,844
Other expense	(15,811)	(16,404)	(16,885)	(11,065)	(12,064)

Net income	$9,322	$3,378	$10,710	$11,046	$9,780

Resorts owns a 21.25% interest in Tamarack Crossings, LLC, a Nevada limited liability company, which owns and operates Tamarack Junction (“Tamarack”), a small casino in south Reno, Nevada. Resorts has a nontransferable option to purchase from Donald Carano, at a purchase price equal to his cost plus any undistributed income attributable thereto (which amounted to approximately $2.3 million at December 31, 2006), an additional 10.0% interest in Tamarack Crossings, LLC, which is exercisable until June 30, 2010. Donald Carano currently owns a 26.25% interest in Tamarack Crossings, LLC. Four members of Tamarack Crossings, LLC, including Resorts and three unaffiliated third parties, manage the business and affairs of the Tamarack. At December 31, 2006 and 2005, Resorts’ financial investment in Tamarack Crossings, LLC was $4.8 million and $4.3 million, respectively. Resorts’ capital contribution to Tamarack Crossings, LLC represents its proportionate share of the total capital contributions of the members. Additional capital contributions of the members, including Resorts, may be required for certain purposes, including the payment of operating costs and capital expenditures or the repayment of loans, to the extent such costs are not funded by prior capital contributions and earnings. The Company’s investment in Tamarack is accounted for using the equity method of accounting. Equity in income related to Tamarack for the years ended December 31, 2006, 2005, and 2004 of $953,000, $478,000, and $608,000, respectively, is included as a component of operating income. The Tamarack purchased products prior to its opening and has continued purchasing various products, such as meat and bakery items, from or through the Eldorado which totaled $0, $0, and $19,000 in 2006, 2005 and 2004, respectively. Tamarack purchased these products at the Company’s cost.

Summarized information for the Company’s equity in the Tamarack is as follows (in thousands):

	December 31, 2006	December 31, 2005	Nine Months Ended September 30, 2007 (unaudited)
Beginning balance	$4,300	$4,077	$4,849
Members’ distribution	(404)	(255)	(561)
Equity in net income of unconsolidated affiliate	953	478	1,017

Ending balance	$4,849	$4,300	$5,305

Summarized balance sheet information for the Tamarack is as follows (in thousands):

	December 31,		As of September 30, 2007 (unaudited)
	2006	2005
Current assets	$5,674	$4,381	$7,850
Property and equipment, net	24,376	26,823	22,850

Total assets	$30,050	$31,204	$30,700

Current liabilities	$6,739	$2,582	$5,736
Long-term liabilities	491	8,386	—
Members’ equity	22,820	20,236	24,964

Total liabilities and members’ equity	$30,050	$31,204	$30,700

Summarized results of operations for the Tamarack are as follows (in thousands):

	Year Ended December 31,			Nine Months Ended September 30, (unaudited)
	2006	2005	2004	2007	2006
Net revenues	$19,185	$17,794	$14,298	$14,391	$13,363
Operating expenses	(14,154)	(14,893)	(11,271)	(9,340)	(9,881)

Operating income	5,031	2,901	3,027	5,051	3,482
Interest expense	(547)	(653)	(165)	(265)	(423)

Net income	$4,484	$2,248	$2,862	$4,786	$3,059

Effective July 1, 2000, Resorts and Avereon Research LTD. (“ARL”) entered into an agreement to form MindPlay, LLC (the “MindPlay Entity”), for the purpose of developing, owning and marketing a sophisticated system which will permit the tracking and surveillance of pit gaming operations (“MindPlay”). Resorts owns an 18% interest in the MindPlay Entity.

On February 19, 2004, Alliance Gaming Corp., a New York Stock Exchange listed company (“Alliance”), purchased substantially all of the assets of the MindPlay Entity, consisting primarily of intellectual property, and assumed certain liabilities. In connection with the purchase, Resorts will be paid a termination fee totaling $600,000 to terminate a service agreement between Resorts and MindPlay. As the termination fee is payable to Resorts by MindPlay from future earn-out payments, there is doubt about the collectibility of the termination fee. Accordingly, Resorts has recorded the present value of the termination fee as deferred income.

In the first quarter of 2004, the Company recorded $922,000 equity in income of unconsolidated affiliate, representing its proportionate interest in the MindPlay Entity’s gain on sale of assets of $1.052 million and $130,000 in loss from operations. On March 8, 2004, the Company received a cash distribution of $1,191,150 from the MindPlay Entity. On April 8, 2004, the Company received an additional cash distribution of approximately $119,000. Equity in income (loss) related to MindPlay for the years ended December 31, 2006, 2005 and 2004 was ($79,000), ($33,000), and $870,000, respectively. At December 31, 2006 and 2005, Resorts’ investment in MindPlay was $0 and $79,000, respectively.

9.	Accrued and Other Liabilities

Accrued and other liabilities consist of the following (in thousands):

	December 31,
	2006	2005
Accrued payroll and benefits	$2,910	$2,660
Accrued vacation	1,049	1,028
Accrued insurance	2,549	2,939
Accrued medical claims	525	609
Accrued taxes	2,905	2,113
Unclaimed chips and tokens	892	1,136
Progressive slot liability and accrued gaming promotions	5,156	4,796
Other	2,039	2,036

	$18,025	$17,317

10.	Other Liabilities

Other liabilities consist of the following (in thousands):

	December 31,
	2006	2005
Deferred income - MindPlay	$562	$529
Deferred compensation	0	47
Long-term accrued rent	191	56

	$753	$632

11.	Long-Term Debt

Long-term debt consists of the following (in thousands):

	December 31,		September 30, 2007 (unaudited)
	2006	2005
9% Senior Notes	$64,475	$64,700	$64,475
10% New Shreveport Notes	155,616	140,000	155,616
Outstanding portion of reducing revolver credit facility	7,000	15,750	8,500
Notes payable to bank	2,823	3,000	2,682
Notes payable to individuals	—	268	—

	229,914	223,718	231,273
Less—Current portion	(206)	(442)	(199)

	229,708	223,276	231,074
13% Preferred Equity	22,878	20,127	19,289

	$252,586	$243,403	$250,363

Scheduled maturities of long-term debt are as follows for the years ended December 31, (in thousands):

2007	$206
2008	203
2009	217
2010	231
2011	7,246
Thereafter	221,811

$229,914

On April 20, 2004, Resorts and Capital (the “Issuers”), issued $64.7 million principal amount of the 9% Senior Notes (the “9% Notes”), which are unsecured senior obligations that mature on April 15, 2014. Interest on the 9% Notes is payable semi-annually on April 15 and October 15 of each year, commencing on October 15, 2004. Other than as permitted to comply with an order or other requirements of a gaming regulatory authority, the Issuers will not have a right to redeem the 9% Notes prior to April 15, 2009, except that prior to April 15, 2009, the Issuers may redeem the 9% Notes at a redemption price equal to 100% of the principal amount of the 9% Notes plus a make whole premium and accrued interest and Liquidated Damages (as defined), if any, to the redemption date. Beginning on April 15, 2009, Resorts may redeem the 9% Notes, in whole or in part, upon not less than 30 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages (as defined), if any, to the applicable redemption date if redeemed during the 12-month period beginning on April 15 of the years indicated:

Year	Percentage
2009	104.5%
2010	103.0%
2011	101.5%
2012 and thereafter	100.0%

Upon a change of control event, each holder of the 9% Notes may require the Issuers to repurchase all or a portion of its 9% Notes at a purchase price equal to 101% of the principal amount of the 9% Notes, plus accrued interest. The indenture relating to the 9% Notes contains covenants that, among other things, limit the Issuers’ ability and, in certain instances, the ability of its subsidiaries, to incur indebtedness, make distributions to the holders of the Issuers’ equity, purchase the Issuers’ equity securities, make payments on its subordinated indebtedness other than in accordance with the original terms thereof, incur liens, and merge, consolidate or transfer all or substantially all of the Issuers’ assets. These covenants are subject to a number of important qualifications and exceptions.

On July 31, 1996, the Issuers sold $100,000,000 in aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2006, (the “10 1/2% Notes”). The 10 1/2% Notes were joint and several obligations of the Issuers. The 10 1/2% Notes had a maturity date of August 15, 2006 and provided for interest at the rate of 10 1/2% per annum, payable semi-annually in arrears on February 15 and August 15 of each year.

The Company called all of the outstanding 10 1/2% Notes for redemption on May 21, 2004 at a redemption price of 101.75% plus accrued and unpaid interest to the redemption date in accordance with the indenture relating to the 10 1/2% Notes. The redemption was funded utilizing the net proceeds from the issuance of the 9% Notes, together with cash and borrowings under the Company’s revolving credit facility. The redemption of the 10 1/2% Notes resulted in a loss of approximately $1.7 million after writing off unamortized bond fees relating to the debt issue and the premium relating to the call.

The Company has outstanding $140 million aggregate principal amount of 10% New Shreveport Notes due 2012 (the “New Shreveport Notes”). Interest on the New Shreveport Notes accrues from June 30, 2005 and is payable semi-annually each February 1 and August 1, commencing February 1, 2006. Such interest is payable in cash or, at the option of the Louisiana Partnership and Shreveport Capital, through the issuance of additional New Shreveport Notes for all or a portion of the amount of interest then due. However, this option to issue additional New Shreveport Notes in lieu of cash payments for interest may only be made for four semi-annual interest payments (which need not be consecutive) and, with limited exceptions, may not be made once a “Preferred Capital

Contribution Amount” has been redeemed or otherwise acquired by the Issuers. On February 1, 2006 and August 1, 2006, the Louisiana Partnership issued $8,206,000 and $7,410,000, respectively, of additional New Shreveport Notes in lieu of making a cash interest payment.

The New Shreveport Notes are not redeemable prior to August 1, 2009. On or after August 1, 2009, the Louisiana Partnership and Shreveport Capital may redeem the New Shreveport Notes at the following redemption prices (expressed as a percentage of principal amount) plus any accrued and unpaid interest:

Year beginning August 1,	Percentage
2009	105.0%
2010	102.5%
2011 and thereafter	100.0%

The issuers of the New Shreveport Notes may at their option also redeem from time to time not more than 35% of the original aggregate principal amount of the notes prior to August 1, 2009 at a price of 110.0% of the principal amount plus accrued and unpaid interest with the proceeds of a capital contribution in the amount of at least $20 million from ES#1 or ES#2 to the Louisiana Partnership.

The issuers of the New Shreveport Notes will be required to make an offer to repurchase the New Shreveport Notes outstanding at 101% of the principal amount upon the occurrence of a Change of Control, as defined in the indenture governing the New Shreveport Notes (see below). Redemption offers at 100% of the principal amount are required to be made with the proceeds of Asset Sales in excess of $5 million or with Excess Loss Proceeds following an Event of Loss in excess of $5 million, as all such terms are defined in the indenture.

The New Shreveport Notes were issued under an Amended and Restated Indenture, dated as of July 21, 2005, by and among the Issuers and U.S. Bank National Association, as trustee (the “New Indenture”). The New Indenture includes covenants that, among other things, impose restrictions (subject to certain exceptions) on the ability of the Louisiana Partnership and its “Restricted Subsidiaries” (as defined in the New Indenture) to declare or pay distributions on account of their equity interests, purchase or otherwise acquire their equity interests, make certain payments on or with respect to pari passu or subordinated indebtedness, make investments, sell their assets, incur liens, engage in transactions with their affiliates, incur indebtedness and issue preferred equity. The New Shreveport Notes are secured by a first priority security interest in substantially all of the Louisiana Partnership and Shreveport Capital current and future assets. In addition, ES#1 and ES#2 have pledged their interests in the Louisiana Partnership, and Resorts has pledged its interests in ES#1 and ES#2, for the benefit of the holders of the New Shreveport Notes.

On July 21, 2005, SGH acquired a 25% non-voting partnership equity interest and a $20 million preferred equity interest, due 2013, in the Louisiana Partnership pursuant to the Plan. On July 22, 2005, ES#1 converted 55,006 shares of the common stock of SGH into (i) a 1.4% non-voting partnership interest in the Louisiana Partnership (reducing SGH’s interest to 23.6%) and (ii) the right to distributions by the Louisiana Partnership in respect of $1.12 million of the preferred equity interests of SGH (reducing the amount retained by SGH to $18.88 million). Holders of the non-voting partnership equity interests shall have the right to put all of those interests to the Louisiana Partnership for purchase at any time after a full fiscal year of operations following the Effective Date where the Louisiana Partnership’s trailing earnings before interest, income taxes, depreciation, amortization and management fees (“EBITDAM”) for the four fiscal quarters preceding the date of the put exceeds $30,000,000. If the holders of the non-voting partnership equity interests exercise the put and require the Louisiana Partnership to purchase their interests, the price for such interests would be 25% of five and one-half (5.5) times the four fiscal quarter trailing EBITDAM, minus debt (including the New Shreveport Notes), minus accrued and unpaid Preferred Return and the Preferred Capital Contribution Amount (as both terms are described below), plus available cash. A put payment would not be a “Restricted Payment” as defined under the New Indenture. No value was attributed to the non-voting partnership equity interests or the related put option on July 22, 2005 or at December 31, 2005. Management estimates the fair market value of the put option at December 31, 2006 to be $738,000. Such classification was made in accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, based on the terms of the preferred equity interest, including its mandatory repayment and periodic “interest” payments.

The Louisiana Partnership’s Fourth Amended and Restated Partnership Agreement, dated as of July 21, 2005, as amended by the Fifth Amended and Restated Partnership Agreement, dated as of July 22, 2005 (the “Partnership Agreement”), provides for a “Preferred Return” (as defined) on the “Preferred Capital Contribution Amount” (as defined) to SGH, and each transferee of any of SGH’s interest in the Louisiana Partnership that becomes a partner in the Louisiana Partnership in accordance with the Partnership Agreement (each an “SGH Transferee”). As defined in the Partnership Agreement, “Preferred Capital Contribution Amount” means $20 million less the cumulative amounts distributed from time to time in payment of the Preferred Capital Contribution Amount. As defined in the Partnership Agreement, “Preferred Return” means an amount calculated in the same manner as interest on a loan accruing daily from June 30, 2005, at an annual rate of 13% (based upon a 365 or 366 day year, as applicable), compounded quarterly on the last day of each fiscal quarter of each applicable year, taking into account distributions of Preferred Return made pursuant to the Partnership Agreement as if they were payments of interest and distributions in payment of the Preferred Capital Contribution Amount made pursuant to the Partnership Agreement as if they were payments of principal. As of December 31, 2006 and 2005, accrued interest with respect to the Preferred Capital Contribution Amount was $4,231,000 and $1,321,000, respectively, of which $233,000 and $74,000, respectively, is payable to ES#1 and is fully reserved.

Prior to July 22, 2013, the Partnership Agreement permits, but does not require, the Louisiana Partnership’s managing partner, ES#1, to make annual distributions in payment of the Preferred Return and the Preferred Capital Contribution Amount from the Louisiana Partnership’s “Distributable Cash Flow” (as defined) remaining after all distributions required to be made with respect to the current and all prior fiscal years, including any required tax distributions. On July 22, 2013, the Louisiana Partnership is required by the Partnership Agreement to distribute to SGH and any SGH Transferees (collectively, the “Preferred Return Partners”) amounts sufficient to (i) pay all accrued Preferred Return not previously paid and (ii) pay the remaining Preferred Capital Contribution Amount. Except as otherwise provided in the Partnership Agreement, no distributions other than payments of the Preferred Return and payments of the Preferred Capital Contribution Amount will be made to the Louisiana Partnership’s partners on account of their interests in the Louisiana Partnership unless sufficient distributions have been made to the Preferred Return Partners such that the Preferred Return Partners have received all accrued Preferred Return and the Preferred Capital Contribution Amount has been reduced to zero. Failure to pay the Preferred Return and the Preferred Capital Contribution Amount in full on or before July 22, 2013 will give rise to the right to terminate the Management Agreement (see Note 15) as set forth therein.

Resorts’ credit facility is a senior secured revolving credit facility which was amended and restated on February 28, 2006, to extend the maturity date from March 31, 2006 to February 28, 2011, and to restore to $30.0 million the amount of credit available under the facility. Borrowings under the credit facility bear interest, at the Company’s option, at either (i) the greater of (a) the rate publicly announced from time to time by Bank of America as its “Prime Rate” or (b) the Federal Funds Rate plus .50% (“Base Rate”) or (ii) a Eurodollar rate determined in accordance with the credit facility. The Eurodollar rate was 5.33% and the Base Rate was

8.25% as of December 31, 2006. The effective rate of interest on borrowings under the credit facility at December 31, 2006 was 7.83% per annum. As of December 31, 2006, $7.0 million of borrowings were outstanding under the credit facility, $2.8 million outstanding on a note payable to the bank, and an additional $23.0 million of borrowing capacity was available thereunder.

The credit facility is secured by substantially all of the Resorts’ real property. The credit facility includes various restrictions and other covenants including: (i) restrictions on the disposition of property, (ii) restrictions on investments and acquisitions, (iii) restrictions on distributions to members of Resorts, (iv) restrictions on the incurrence of liens and negative pledges, (v) restrictions on the incurrence of indebtedness and the issuance of guarantees, (vi) restrictions on transactions with affiliates and, (vii) restrictions on annual capital expenditures including capital leases. The credit facility also contains financial covenants including a maximum total debt to EBITDA ratio, a maximum senior debt to EBITDA ratio, a minimum fixed charge coverage ratio and a minimum equity requirement. As of December 31, 2006, Resorts was in compliance with all provisions of the credit facility.

On December 30, 2005, Resorts entered into an agreement with Banc of America Leasing & Capital, LLC in the amount of $3.0 million for the sole purpose of acquiring a 2000 Raytheon Aircraft Company Model B300 aircraft. The note evidencing the obligation (the “Aircraft Note”) is payable in monthly installments of $30,526, beginning on January 30, 2006, including interest at 6.46% per annum, to December 30, 2012, when the remaining principal balance in the amount of $1,479,000, plus any accrued and unpaid interest, becomes due and payable. The Aircraft Note is secured by the aircraft.

A note payable to individuals was due in monthly installments of $34,614, including monthly interest at 9%, to August 14, 2006, when the principal balance was paid in full. The note was secured by real property. A note payable to individuals, due in monthly installments of $3,000, including interest at prime plus 2%, was paid in full at maturity on May 16, 2004.

12.	Employee Benefit Plans

The Company established a voluntary, qualified, defined contribution plan covering all eligible employees of the Company regulated under Section 401(k) of the Internal Revenue Code. Plan participants can elect to defer pre-tax compensation through payroll deductions. The Company’s matching contributions were $447,000, $240,000, and $152,000 for the fiscal years ended December 31, 2006, 2005 and 2004, respectively.

13.	Executive Deferred Compensation Plans

Effective January 1, 1990, the Eldorado Hotel Casino Deferred Compensation Plan (the “Deferred Compensation Plan”) was established for the benefit of a select group of management and highly compensated employees. As of December 31, 2006, no employees of the Company were eligible to participate. Under the Deferred Compensation Plan, as presently administered, an eligible employee may elect each year to defer the receipt of a portion of his or her compensation from the Company. A participating employee is 100% vested with respect to any amount deferred pursuant to his or her deferral election. Participating employees are entitled to receive annual distributions commencing upon the earliest of the second month after death, permanent disability, retirement or, if employment is terminated for reasons other than death or disability prior to attainment of age 60, attainment of age 60. However, Resorts’ Chief Executive Officer may in his sole discretion elect to make a distribution to a terminated employee prior to such terminated employee attaining age 60. In addition, Resorts’ Chief Executive Officer may in his sole discretion elect to distribute an employee’s benefits in the form of a lump sum distribution and may elect to distribute benefits to an employee over a shorter period of time than that provided for in the Deferred Compensation Plan. In 2005, the Chief Executive Officer elected to distribute lump sum distributions in the aggregate amount of $251,510 to two employees, thus eliminating their participation in the plan, including a $154,501 distribution to Robert Jones, who is the Chief Financial Officer of the Company. One participating employee received distributions totaling $47,000 over a period of time in 2006 thus eliminating his participation in the plan. As of December 31, 2006, there was no unfunded obligation of the Company pursuant to the Deferred Compensation Plan.

14.	Commitments and Contingencies

Capital Leases

The Company leases certain equipment under agreements classified as capital leases. During 2006, the Eldorado Shreveport entered into lease agreements in the original amount of $321,000 with third party lessors to acquire certain gaming and operating equipment for the Eldorado Shreveport at Shreveport’s estimated incremental borrowing rate for similar purchases of equipment of 12% per annum. During 2006, the Eldorado Reno entered into a lease agreement in the original amount of $690,000 with a third party lessor to acquire mini-bars for hotel rooms at the Eldorado Reno at 9.875% per annum. The leases have original terms of 18 to 96 months and contain bargain purchase options at the end of the lease periods. The leases are treated as capital leases for financial reporting purposes. The future minimum lease payments, including interest, by year under these leases, together with the present value of the minimum lease payments consisted of the following at December 31, 2006 (in thousands):

2007	$370
2008	306
2009	188
2010	124
2011	124
Thereafter	350

Minimum lease payments	1,462
Less—Amounts representing interest	(353)

$1,109

Operating Leases

The Company leases equipment under operating leases. Future minimum payments under noncancellable operating leases with initial terms of one year or more consisted of the following at December 31, 2006 (in thousands):

Future Minimum Lease Payments
2007	$719
2008	368
2009	273
2010	224
2011	171
Thereafter	547

$2,302

Total rental expense under operating leases was $1,045,000, $840,000 and $918,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Additional rent for land upon which the Eldorado Hotel Casino resides of $632,000 in 2006 ($633,000 in 2005 and $629,000 in 2004) was paid to C, S and Y Associates, a general partnership of which Donald Carano is a general partner, based on gross gaming receipts. This rental agreement expires June 30, 2027.

The Eldorado Shreveport is party to a ground lease with the City of Shreveport for the land on which the casino was built. The lease has an initial term ending December 20, 2010 with subsequent renewals for up to an additional 40 years. The base rental amount is currently $450,000 per year and continues at that amount for the remainder of the initial ten-year lease term. During the first five-year renewal term, the base annual rental will be $402,500. The annual base rental payment will increase by 15% during each of the second, third, fourth and fifth five-year renewal terms with no further increases. The base rental portion of the ground lease is being amortized on a straight-line basis. In addition to the base rent, the lease requires percentage rent based on adjusted gross receipts to the City of Shreveport and payments in lieu of admission fees to the City of Shreveport and the Bossier Parish School Board. Payments made under the terms of the ground lease are as follows (in thousands):

	Year Ended December 31, 2006	Period from July 22, 2005 through December 31, 2005
Ground lease:
Base rent	$585	$260
Percentage rent	1,372	484

	$1,957	$744

Payment in lieu of admissions fees and school taxes	$5,696	$1,949

Expenses under operating leases (exclusive of the ground lease) amounted to $977,000 for the year ended December 31, 2006, and $528,000 for the period from July 22, 2005 through December 31, 2005.

Effective June 1, 2006, the Eldorado Shreveport terminated a lease agreement with respect to approximately 45,000 square feet of retail space located across the street from the casino/hotel complex thereby becoming the direct lessor for the retail tenants. The termination of the lease resulted from the default on payments from the lessee. Rental revenue for the year ended December 31, 2006 amounted to $167,000. There are currently five tenants renting approximately 22,000 square feet of space under rental agreements expiring at various dates between 2006 and 2012, most of which have optional renewal periods. Rental payments are comprised of fixed monthly amounts, percentage rentals and common area maintenance payments.

Legal Matters

The Company is subject to various legal and administrative proceedings relating to personal injuries, employment matters, commercial transactions and other matters arising in the normal course of business. In addition, the Company maintains what it believes is adequate insurance coverage to further mitigate the risks of such proceedings. However, such proceedings can be costly, time consuming and unpredictable and, therefore, no assurance can be given that the final outcome of such proceedings may not materially impact its consolidated financial position, results of operations or cash flows. Further, no assurance can be given that the amount or scope of existing insurance coverage will be sufficient to cover losses arising from such matters. The Company does not believe that the final outcome of these matters will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

On July 30, 2004, MindPlay LLC, Alliance Gaming Corp. and certain other parties were named as defendants in a lawsuit brought by Shuffle Master Inc. in the United States District Court for the District of Nevada. The plaintiff alleges that the defendants’ MP21 System violates two Shuffle Master patents. The complaint also alleges misappropriation of trade secrets against certain of the defendants and requests claims for correction of the named inventor on certain related patents that are held in the name of certain of the defendants. Alliance has publicly stated that the complaint is wholly without merit and that it plans to vigorously defend against this action brought against it. The Company believes this claim, if adversely decided, would not have a material adverse effect on our business, financial position or results of operations as MindPlay currently has zero equity.

The Eldorado Casino Shreveport Joint Venture is still in the process of resolving various claims and other litigation in connection with the Plan, which remain ongoing. The Company does not believe that the final outcome of these matters will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

15.	Management Fees

Resorts pays management fees to Recreational Enterprises, Inc. and Hotel Casino Management, Inc., the owners of 55% and 29% of Resorts’ equity interests, respectively. Historically, the salaries of senior executive officers and certain other key employees of the Predecessor Partnership were not directly incurred by the Predecessor Partnership, but were paid from a portion of the management fees paid to Recreational Enterprises, Inc. As of July 1, 1996, the aggregate annual salaries of such senior executive officers and other key employees became payroll obligations of Resorts. In connection with the consummation of the offering of the Notes, Resorts entered into a management agreement with Recreational Enterprises, Inc. and Hotel Casino Management, Inc. providing that future management fees paid to Recreational Enterprises, Inc. and Hotel Casino Management, Inc. will not exceed 1.5% of Resorts’ annual net revenues continued in effect until July 1, 2008 after which it will be automatically renewed for additional three-year terms until terminated by one of the parties.

Management fees were $600,000, $600,000, and $478,000 for 2006, 2005 and 2004, respectively.

On July 22, 2005, Resorts and the Louisiana Partnership entered into a Management Agreement (the “Management Agreement”) pursuant to which Resorts, as the Louisiana Partnership’s exclusive agent, manages the Eldorado Shreveport. For its services, Resorts is entitled to receive a Base Management Fee of $2.5 million annually, payable in quarterly installments of $625,000 each on October 22, January 22, April 22 and July 22 of each year during the term of the Management Agreement, beginning October 22, 2005. Payment of the Base Management Fee has priority over the payment of any interest due on the New Shreveport Notes. Resorts is also entitled to an Incentive Fee equal to the sum of (i) 15% of the amount, if any, by which “EBITDA” (as defined in the Management Agreement) for any calendar year during the term of the Management Agreement exceeds $20 million and (ii) an additional 5% of the amount, if any, by which “EBITDA” (as defined in the Management Agreement) for any such calendar year exceeds $25 million. By its terms, the Management Agreement will continue in effect through the date the Louisiana Partnership no longer holds a riverboat gaming license for the Eldorado Shreveport, unless the agreement is earlier terminated by either party in accordance with its terms. Notwithstanding Resorts’ right to terminate the Management Agreement at any time when any of the Base Management Fee or Incentive Fee due and payable to it remains unpaid, such termination will not be effective without the consent of the Louisiana Partnership until a replacement manager has been selected by the Louisiana Partnership and approved by the Louisiana Board so long as (a) the Louisiana Partnership has reimbursed Resorts for all reasonably incurred and documented out-of-pocket expenses associated with the performance of its obligations under the Management Agreement within 30 days following Resorts’ submission to the Louisiana Partnership of the applicable request for reimbursement pursuant to the terms of the agreement and (b) during the period beginning on the 180th day following the date of Resorts’ written notice of termination, for each month that Resorts continues to serve as the manager pursuant to the terms of the Management Agreement, the Louisiana Partnership has paid Resorts a monthly fee of $100,000, which is due and payable no later than 15 days following the end the month. The Louisiana Partnership expensed $2,500,000 and $1,109,000 in base fees under the Management Agreement during the year ended December 31, 2006 and the period from July 22, 2005 through December 31, 2005 and $494,000 in incentive fees during the year ended December 31, 2006.

16.	Segment Information

The following table sets forth, for the period indicated, certain operating data for our reportable segments. We review our operations by our geographic gaming market segments: Eldorado Reno and Eldorado Shreveport. We completed our acquisition of Eldorado Shreveport on July 22, 2005 and therefore, prior to 2005 all reported financial statements reflect only the financial statements of Eldorado Reno.

	For the years ended December 31,
	2006	2005
	(in thousands)
Revenues and expenses
Eldorado Reno
Net Revenues (a)	$140,603	$138,511
Expenses, excluding depreciation, amortization	(115,121)	(113,899)
Loss on sale/disposition of long-lived assets	(11)	(212)
Equity in income of unconsolidated affiliates	5,614	2,166
Depreciation and amortization	(13,857)	(13,472)

Operating income – Eldorado Reno	$17,228	$13,094

Eldorado Shreveport
Net Revenues	$144,191	$53,545
Expenses, excluding depreciation, amortization (a)	(121,389)	(50,420)
Loss on sale/disposition of long-lived assets	—	(1,014)
Depreciation and amortization	(8,526)	(2,322)

Operating income (loss) – Eldorado Shreveport	$14,276	$(211)

Total Reportable Segments
Net Operating Revenues (a)	$284,794	$192,056
Expenses, excluding depreciation, amortization	(236,510)	(164,319)
(Loss) gain on sale/disposition of long-lived assets	(11)	(1,226)
Equity in income of unconsolidated affiliates	5,614	2,166
Depreciation and amortization	(22,383)	(15,794)

Operating income – Total Reportable Segments	$31,504	$12,883

(a)	Before the elimination of $2,994,000 and $1,109,000 for management fees to Eldorado Reno and expense to Eldorado Shreveport for 2006 and 2005, respectively. Before the elimination of $725,000 for airplane lease to Eldorado Reno and expense to Eldorado Shreveport in 2006.

	For the years ended December 31,
	2006	2005
		(as Restated – see Note 20)
	(in thousands)
Reconciliations to Consolidated Net Income (Loss)
Operating Income—Total Reportable Segments	$31,504	$12,883
Eldorado Reno’s interest due in 13% Preferred Equity	159	74

Operating income	$31,663	$12,957

Unallocated income and expenses
Interest income	526	143
Equity in loss of unconsolidated affiliate	(79)	(33)
Minority interest	(178)	(64)
Interest expense	(24,954)	(15,241)

Net income (loss)	$6,978	$(2,238)

Capital Expenditures
Eldorado Reno	$9,052	$14,777
Eldorado Shreveport	5,265	7,231

Total	$14,317	$22,008

	As of December 31,
	2007	2006
	(in thousands)
Total Assets
Eldorado Reno	$224,747	$226,767
Eldorado Shreveport	194,462	178,421
Eliminating entries (a)	(7,315)	(6,765)

Total	$411,894	$398,423

(a)	Reflects the elimination of $1,119,000 and $625,000 for management fees to Eldorado Reno by Eldorado Shreveport and $76,000 and $20,000 for intercompany receivables/payables for the year ended December 31, 2006 and the period July 22, 2005 through December 31, 2005, respectively; the elimination of $5.0 million for Eldorado Reno’s investment in the purchase of the Shreveport property and the $1.12 million for Eldorado Reno’s 1.4% interest of the 25% non-voting partnership $20 million preferred equity interest in the Louisiana Partnership.

	For the nine months ended September 30,
	2007	2006
	(unaudited)
	(in thousands)
Revenues and expenses
Eldorado Reno
Net Operating Revenues (a)	$108,724	$105,725
Expenses, excluding depreciation and amortization	(89,618)	(86,337)
Loss on sale/disposition of long-lived asset and property and equipment	(1,741)	—
Equity in income (loss) of unconsolidated affiliates	6,540	5,541
Depreciation and amortization	(10,263)	(10,404)

Operating income – Eldorado Reno	$13,642	$14,525

Eldorado Shreveport
Net Operating Revenues (a)	$111,156	$107,021
Expenses, excluding depreciation and amortization	(90,575)	(91,336)
Loss on sale/disposition of long-lived asset and property and equipment	(558)	—
Depreciation and amortization	(6,894)	(4,962)

Operating income – Eldorado Shreveport	$13,129	$10,723

Total Reportable Segments
Net Operating Revenues (a)	$219,880	$212,746
Expenses, excluding depreciation and amortization	(180,193)	(177,673)
Loss on sale/disposition of long-lived asset and property and equipment	(2,299)	—
Equity in income of unconsolidated affiliates	6,540	5,541
Depreciation and amortization	(17,157)	(15,366)

Operating income – Total Reportable Segments	$26,771	$25,248

(a)	Before the elimination of $1.875 million for management fees to Eldorado Reno and expense to Eldorado Shreveport as of September 30, 2007 and 2006, respectively, and the elimination of $591,000 for airplane lease to Eldorado Reno and expense to Eldorado Shreveport in the September 30, 2007 period.

	For the nine months ended September 30,
	2007	2006
		(as Restated – see Note 20)
	(unaudited)
	(in thousands)
Reconciliations to Consolidated Net Income
Operating Income—Total Reportable Segments	$26,771	$25,248
Eldorado Reno’s interest due in 13% Preferred Equity	(233)	120

Operating income	$26,538	$25,368

Unallocated income and expenses
Interest income	623	—
Equity in loss of unconsolidated affiliate	—	(79)
Minority interest	(211)	(187)
Interest expense, net	(18,978)	(18,343)

Net income	$7,972	$6,759

	For the nine months ended September 30,
	2007	2006
	(unaudited)
	(in thousands)
Capital Expenditures
Eldorado Reno	$6,001	$5,913
Eldorado Shreveport	3,770	4,484

Total	$9,771	$10,397

As of September 30, 2007
(unaudited)
(in thousands)
Total Assets
Eldorado Reno	$221,959
Eldorado Shreveport	187,183
Eliminating entries (a)	(7,136)

Total	$402,006

(a)	Reflects the elimination of $625,000 and $1,119,000 for management fees payable to Eldorado Reno by Eldorado Shreveport in the September 30, 2007 and December 31, 2006 periods, respectively, and $369,000 and $76,000 for intercompany receivables/payables as of September 30, 2007 and December 31, 2006, respectively; the elimination of $5.0 million for Eldorado Reno’s investment in the purchase of the Shreveport property and the $1.12 million for Eldorado Reno’s 1.4% interest of the 25% non-voting partnership $20 million preferred equity interest in the Louisiana Partnership.

17.	Related Parties

The Company owns the entire parcel on which the Eldorado is located, except for approximately 30,000 square feet which is leased from C, S and Y Associates, a general partnership of which Donald Carano is a general partner (the “C, S and Y Lease”). The C, S and Y Lease expires on June 30, 2027. Annual rent is equal to the greater of (i) $400,000 or (ii) an amount based on a decreasing percentage of the Eldorado’s gross gaming revenues ranging from 3% of the first $6.5 million of gross gaming revenues to 0.1% of gross gaming revenues in excess of $75 million. Rent paid pursuant to the C, S and Y Lease totaled approximately $632,000, $633,000, and $629,000 in 2006, 2005 and 2004, respectively.

The Company from time to time leases aircrafts owned by Recreational Enterprises, Inc., which owns 55% of Resorts, for use in operating the Company’s business. In 2006, 2005 and 2004, lease payments for the aircraft totaled $1,224,000, $772,000, and $668,000, respectively.

The Company from time to time leases a yacht owned by Sierra Adventure Equipment, Inc., a limited liability company beneficially owned by Recreational Enterprises, Inc., for use in operating the Company’s business. In 2006, 2005 and 2004, lease payments for the yacht totaled approximately $55,000 in each year.

Resorts owns a 21.25% interest in Tamarack Junction, a small casino located in south Reno, Nevada, in which Donald Carano owned a 26.25% interest at December 31, 2006. The Tamarack purchased products prior to its opening and continued purchasing various products, such as meat and bakery items, from or through the Eldorado which totaled $19,000 in 2004. The Tamarack purchased these products at the Company’s cost. The Tamarack did not purchase any items from the Eldorado in 2006 and 2005.

The Company occasionally purchases wine and firewood directly from the Ferrari Carano Winery, which is owned by Recreational Enterprises, Inc. and Donald Carano. The firewood is used in the Eldorado in its various wood burning ovens while wine purchases are sent directly to customers in appreciation of their patronage. In 2006, 2005 and 2004, the Company spent approximately $48,000, $50,000, and $193,000, respectively, for these products.

On July 22, 2005, Resorts and the Louisiana Partnership entered into a management agreement pursuant to which Resorts, as the Louisiana Partnership’s exclusive agent, manages the Eldorado Shreveport. For its services, Resorts is entitled to receive a base management fee of $2.5 million annually, payable in quarterly installments of $625,000 each on October 22, January 22, April 22 and July 22 of each year during the term of the management agreement, beginning October 22, 2005. Resorts is also entitled to an incentive fee equal to the sum of (i) 15% of the amount, if any, by which “EBITDA” (as defined in the management agreement) for any calendar year during the term of the management agreement exceeds $20 million and (ii) an additional 5% of the amount, if any, by which “EBITDA” (as defined in the management agreement) for any such calendar year exceeds $25 million. Payment of the base management fee has priority over the payment of any interest due on the New Shreveport Notes. The Company received $2,500,000 and $1,109,000 in base fees under the management agreement during the year ended December 31, 2006 and the period from July 22,

2005 through December 31, 2005, respectively, and $494,000 in incentive fees during the year ended December 31, 2006. Pursuant to the management agreement, the Company gets reimbursed for wages incurred while working at the Eldorado Shreveport. In 2006 and 2005, the Louisiana Partnership paid the Company approximately $74,000 and $84,000, respectively.

In 2006, the Silver Legacy made payments pursuant to the Joint Venture Agreement, representing tax distributions, to the Company in the amount of $1,616,000. For the year ended December 31, 2006, Resorts made cash distributions of $3.2 million, utilizing all of the $1,616,000 from the Silver Legacy, to it members for income taxes. Total distributions received from the Silver Legacy for the years ended December 31, 2006 and 2005 were $1,616,000 and $769,000, respectively.

In 2006, Donald Carano, Hotel Casino Management and Recreational Enterprises, Inc. received as a non-cash distribution from the Company, land held for development located in Verdi, Nevada, at an independent certified appraised value of $900,000. The Company recognized a $213,000 gain on the distribution of this land.

The Partnership Agreement obligates the Louisiana Partnership to distribute to each of its partners quarterly for as long as it is not taxed as a corporation, an amount of “Distributable Cash Flow” (as defined) equal to the partner’s allocable share of the taxable income of the Louisiana Partnership, as adjusted in accordance with the terms of the Partnership Agreement, multiplied by a percentage equal to the greater of (a) the sum of (i) the highest federal marginal income tax rate in effect for individuals (after giving effect to the federal income tax deduction for state and local income taxes and taking into account the effects of Internal Revenue Code sections 67 and 68 as if the individual’s only income was the income allocated to such individual in his or her capacity as a partner of the Louisiana Partnership) plus (ii) the highest marginal Louisiana and Shreveport, Louisiana income tax rates in effect for individuals or (b) the sum of (i) the highest federal marginal income tax rate in effect for corporations plus (ii) the highest marginal Louisiana and Shreveport, Louisiana income or franchise tax rates in effect for corporations (after giving effect to the federal income tax deduction for such state and local income or franchise taxes). No distributions were made during the year ended December 31, 2006 or the period from July 22, 2005 through December 31, 2005.

18.	Supplemental Cash Flow Information

In the third quarter of 2004, Resorts made a distribution of $1.8 million to its members of which $750,000 was paid in cash and a non-cash distribution of $1.036 million as evidenced by promissory notes payable to Recreational Enterprises, Inc. and Donald Carano in the amounts of $982,000 and $54,000, respectively.

The Louisiana Partnership entered into capital lease agreements during 2006 amounting to $321,000 used to purchase certain gaming and operating equipment. Also in 2006, the Eldorado Reno entered into a lease agreement in the original amount of $690,000 to acquire mini-bars for hotel rooms (Note 14). The new obligations and the associated asset costs have been excluded from the accompanying consolidated and consolidating statement of cash flows for the year ended December 31, 2006 as a non-cash transaction.

On February 1 and August 1, 2006, respectively, the Louisiana Partnership issued $8,206,000 and $7,410,000 of additional New Shreveport Notes due 2012 in lieu of making the cash interest payments of which $8,616,000 and $7,000,000 was financed in 2006 and 2005, respectively. Interest expense for the years ended December 31, 2006 and 2005 for the Preferred Equity Interest was $2,910,000 and $1,321,000, respectively, which is included in the Preferred Capital Contribution Amount, of which $159,000 and $74,000, respectively, is eliminated in consolidation. Accrued interest with respect to the Preferred Capital Contribution Amount of

$4,231,000 and $1,321,000 is included in the 13% Preferred Equity Interest at December 31, 2006 and 2005, respectively, of which $233,000 and $74,000, respectively, is payable to ES#1.

In 2006, the Company made a non-cash distribution in the form of land held for development located in Verdi, Nevada, at an independent certified appraised value of $900,000. The Company recognized a $213,000 gain on the distribution of this land.

In the first quarter of 2007, the Company recognized a $1.6 million loss on disposition of long-lived assets from the charitable contribution of land to the City of Reno to allow for the construction of a new city-owned ballroom facility, which will be operated and managed by Silver Legacy, Resorts and Circus-Circus Hotel and Casino-Reno.

19.	Downtown Ballroom

The Silver Legacy had since 1999 utilized 40,000 square feet of space in the City Center Pavilion, which was located across North Virginia Street from Silver Legacy on a special events plaza which was owned by Eldorado Resorts LLC and Circus-Circus Hotel and Casino-Reno and donated to the City of Reno in January 2007. In January 2007, the Eldorado recognized a $1.6 million charitable contribution for this donation. The City Center Pavilion was removed in January 2007 to allow for the construction of a new city-owned ballroom facility, which will be operated and managed by Silver Legacy, Eldorado Resorts LLC and Circus-Circus Hotel and Casino-Reno, on the plaza site. The construction period is estimated to be approximately one year. In conjunction with the construction of the new facility, the Silver Legacy has agreed to fund up to $3.2 million in equipment purchases required for the operation of the ballroom.

20.	Financial Statement Restatement

Subsequent to December 31, 2006, the Company determined that all of the net loss of the Louisiana Partnership for the years ended December 31, 2005 and 2006, including 23.6% of the net loss of the Louisiana Partnership for the year ended December 31, 2005 that had been charged to SGH, should be charged to the Company. SGH has no obligation to fund such losses and the charge of such losses to SGH would cause SGH’s equity capital to be in a deficit position, a result that is not permitted under GAAP. Accordingly, the Company determined that its 2005 consolidated financial statements should be restated to record 100 percent of the loss of the Louisiana Partnership for the year ended December 31, 2005. However, if future earnings of the Louisiana Partnership do materialize, the Company will be credited 100 percent of such earnings to the extent of such Louisiana Partnership losses previously recorded.

Subsequent to December 31, 2006, the Company also determined that its 2005 consolidated balance sheet should be restated to reflect the reclassification of $1.041 million in costs associated with licensing ES#1 and ES#2 from investment in joint ventures to intangible assets.

Subsequent to December 31, 2006, the Company also determined that its 2005 consolidated cash flow statement should be restated to reflect the $13.733 million cash acquired upon the acquisition of the Louisiana Partnership, net of cash paid for the acquisition of the Louisiana Partnership. Previously, the cash acquired from the Shreveport acquisition of $15 million was included in cash at the beginning of the year and previously the cash paid of $1.267 million was reflected as an increase in Shreveport Investment. Also in 2005, on the statement of cash flows, the Company reflected the $506,000 in costs associated with the licensing of ES#1 and ES#2 as an increase in Shreveport escrow deposit. The licensing fees have since been reclassed in other assets, net.

A summary of the significant effects of the restatements is as follows (amounts in thousands):

	2005
	As Previously Reported	As Restated
As of December 31,
Selected Consolidated Balance Sheet Data:
Investment in joint ventures	$71,185	$70,144
Intangible assets, net	21,464	22,505
Minority interest	3,891	5,877
Members’ equity	116,282	114,296
For the year ended December 31,
Selected Consolidated Statement of Operations Data:
Minority interest in net loss (income)	1,922	(64)
Net loss	(252)	(2,238)
For the year ended December 31,
Selected Consolidated Statements of Cash Flows Data:
Net loss	(252)	(2,238)
Minority interest	(1,922)	64
(Payment) Receipt of Shreveport escrow deposit	231	2,004
Increase in other assets, net	(228)	(734)
Cash acquired from Shreveport transaction, net of cash paid for acquisition	—	13,733
Net cash used in investing activities	(19,386)	(4,386)
(Decrease) Increase in cash and cash equivalents	(2,583)	12,417
Cash and cash equivalents at beginning of year	25,225	10,225

Subsequent to December 31, 2006, the Company also determined that its 2004 consolidated statement of cash flows should be restated to reflect only the cash distributions to its members and not include $1.036 million in non-cash distributions in the form of promissory notes. This also decreased due to members and affiliates by the same amount.

A summary of the significant effects of this restatement is as follows (amounts in thousands):

	2004
	As Previously Reported	As Restated
For the year ended December 31,
Selected Consolidated Statements of Cash Flows Data:
Accrued and other liabilities and due to members and affiliates	$2,246	$1,210
Net cash provided by operating activities	16,586	15,550
Cash distributions	(4,041)	(3,005)
Net cash used in financing activities	(6,314)	(5,278)

Subsequent to December 31, 2006, the Company determined that all of the net loss of the Louisiana Partnership for the nine months ended September 30, 2006, including 23.6% of the net loss of the Louisiana Partnership for these periods, that had been charged to SGH, should be charged to the Company. SGH has no obligation to fund such losses and the charge of such losses to SGH would cause SGH’s equity capital to be in a deficit position, a result that is not permitted under GAAP. Accordingly, the Company determined that its 2006 condensed consolidated financial statements should be restated to record 100 percent of the loss of the Louisiana Partnership for the nine months ended September 30, 2006. However, if future earnings of the Louisiana Partnership materialize, the Company will be credited 100 percent of such earnings to the extent of such Louisiana Partnership losses previously recorded.

	2006 (unaudited)
	As Previously Reported	As Restated
Selected Consolidated Statement of Operations Data:
For the nine months ended September 30,
Minority interest in net loss (income)	$375	$(187)
Net income	7,321	6,759
Selected Consolidated Statements of Cash Flows Data:
For the nine months ended September 30,
Net income	7,321	6,759
Minority interest	(375)	187

21.	Subsequent Events (Unaudited)

Resorts entered into an Amended and Restated Purchase Agreement, dated as of July 20, 2007 (the “Purchase Agreement”), with NGA AcquisitionCo LLC, an unaffiliated entity (“NGA”), and Donald L. Carano, who is the presiding member of Resorts’ Board of Managers and the Chief Executive Officer of Resorts (“Carano”), pursuant to which NGA agreed, subject to the terms and conditions of the Purchase Agreement, to acquire a 17.0359% equity interest in the Resorts (the “17.0359% Interest”), including a new 14.47% equity interest to be acquired directly from Resorts (the “14.47% Interest”) and an outstanding 3% membership interest (that, as a result of the issuance of the 14.47% Interest, reduced to a 2.5659% interest) to be acquired from Carano. Upon completion of the NGA transaction, which occurred on December 14, 2007, Carano or members of his family continued to own 51% of Resorts and Carano continued in his roles in the management of Resorts. The closing of the NGA transaction was subject to the satisfaction or waiver of certain conditions, including the receipt of all necessary approvals from the Nevada and Louisiana gaming authorities.

In consideration for the 14.47% Interest, NGA transferred to Resorts, free and clear of any liens, ownership of $31,133,250 original principal amount of New Shreveport Notes together with the right to all interest paid with respect thereto after the closing date. At closing, Resorts paid NGA $1,142,974 in cash representing interest on the New Shreveport Notes accrued and unpaid through the date of closing.

At closing, pursuant to the terms of the Purchase Agreement, NGA and the then current members of Resorts entered into an amendment and restatement of Resorts’ operating agreement. Under the terms of this amended and restated operating agreement (the “New Operating Agreement”), Resorts’ board of managers is composed of five managers, including NGA, Donald L. Carano, Recreational Enterprises, Inc. (“REI”), Hotel-Casino Management, Inc. (“HCM”) and Leslie Heisz. Under the terms of the New Operating Agreement, NGA designated Thomas R. Reeg, NGA’s operating manager, as its initial representative for all determinations to be made by the Resorts’ board and REI and HCM designated Gary L. Carano and Raymond J. Poncia, Jr., respectively, to continue as their representatives on the Resorts board. Under the terms of the New Operating Agreement, so long as they remain managers of Resorts, NGA, REI and HCM may change their respective representatives from time to time by notice to Resorts.

Under the terms of the New Operating Agreement, at any time after the occurrence of a “Material Event” (as defined) or at any time after June 14, 2015 (the “Trigger Date”) NGA or its permitted assignee(s) (the “Interest Holder”) will have the right to sell (“Put”) all but not less than all the 14.47% Interest to Resorts and Resorts will have the right to purchase (“Call”) all but not less than all of the 17.0359% Interest, at a price equal to the fair market value of the interest being acquired without discounts for minority ownership and lack of marketability, as determined by mutual agreement of the Interest Holder and Resorts or, in the event that after 30 days the Interest Holder and Resorts have not mutually agreed on a purchase price, then at the purchase price determined by the average of two appraisals by nationally recognized appraisers of private companies, provided the two appraisals are within a 5% range of value based upon the lowest of the two appraisals. If the two appraisals are not within the 5% range, the purchase price will be determined by the average of a third mutually acceptable, independent, nationally recognized appraiser of private companies and the next nearest of the first two appraisals unless the third appraisal is at the mid-point of the first two appraisals, in which event the third appraisal will be used to established the fair market value. So long as a Material Event has not occurred, the Interest Holder will have the right to unilaterally extend the Trigger Date for up to two one-year extension periods. Upon exercise of either the Call or the Put, the New Operating Agreement will provide that the transaction close within one year of the exercise of the right unless delayed for necessary approvals from applicable gaming authorities.

As defined in the New Operating Agreement, a “Material Event” for the purpose of allowing Resorts to exercise the right to Call the 17.0359% Interest means the loss, forfeiture, surrender or termination of a material license or finding of unsuitability issued by one or more of the applicable gaming authorities with respect to Thomas R. Reeg, NGA or any transferee of NGA or any affiliate of NGA. In the event a Material Event occurs that permits Resorts to exercise its Call right prior to the Trigger Date, the Interest Holder will be obligated to provide carry back financing to Resorts on terms and conditions reasonably acceptable to it. If a Call is required or ordered by any applicable gaming authority, the Call will be on the terms provided for in the New Operating Agreement, unless other terms are required by any of the applicable gaming authorities, in which event the Call will be on those terms.

As defined in the New Operating Agreement, a “Material Event” for the purpose of allowing the Interest Holder to exercise the right to Put the 14.43% Interest to Resorts means the loss, forfeiture, surrender or termination of a material license or finding of unsuitability by any applicable gaming authority with respect to Resorts, any affiliate of Resorts (other than NGA or its affiliates), including, but not limited to, the Eldorado Hotel and Casino, the Eldorado Resort Casino Shreveport and the Silver Legacy Resort Casino.

At the time of closing under the Purchase Agreement, Resorts, NGA and Carano entered into a separate agreement pursuant to which Resorts may require Carano to purchase from it, and Carano may require Resorts to sell to him, on the same terms such interest is acquired by Resorts from NGA upon Resorts’ exercise of its Call right under the New Operating Agreement, the portion of the 17.0359% Interest acquired by NGA from Carano.

Resorts is subject to certain covenants under its credit facility and the indenture relating to the 9% Notes that impose limitations on Resorts’ ability to reacquire its equity interests. So long as these covenants are in effect, they will be applicable to any purchase by Resorts of the 14.47% Interest or the 17.0359% Interest and, accordingly, will prohibit such a purchase unless the transaction, at the time it occurs, complies with the respective provisions of each covenant or any non-compliance is waived by the lenders under the credit facility and/or the holders of the 9% Notes, as applicable.

In the event of an initial public offering of Resorts’ equity securities, the Put and Call provisions described above will terminate and be of no further force and effect. In the event of a public offering of equity securities by Resorts in which any member of Resorts is allowed to participate, the Interest Holder will have rights under the New Operating Agreement equivalent to those of the other members of Resorts to sell the equity securities of Resorts held by the Interest Holder on a pro rata basis with the other members. At closing under the Purchase Agreement, NGA and Resorts entered into a registration rights agreement that also granted to NGA and its permitted assigns certain registration rights relating to their equity interest in Resorts following any initial public offering of the equity securities of Resorts.

On July 12, 2007, the Company purchased a residence in northwest Reno for $520,000 which was previously owned by an individual previously employed at Silver Legacy who relocated to Shreveport, Louisiana to assume the position of general manager at the Eldorado Shreveport. The Company believes the amount paid was at fair market value based upon comparable home values in the area. A write down of $83,000 was recognized in the third quarter of 2007 and an additional $89,000 loss was recognized on the sale of the property on December 17, 2007.

By a notice dated December 19, 2007 (the “Call Notice”), the Louisiana Partnership exercised its call right under its Partnership Agreement to require SGH to sell to the Louisiana Partnership, subject to Louisiana gaming regulatory approval, all of SGH’s 23.6% interest in the Louisiana Partnership (the “Call Transaction”). By the terms of the Partnership Agreement, the Louisiana Partnership was entitled to deliver the Call Notice because EBITDAM of the Louisiana Partnership for the period of four fiscal quarters ended September 30, 2007, exceeded $30 million.

Based on EBITDAM of $31,286,480, the estimated call purchase price is $9,263,426 and that amount will be paid to SGH upon the closing of the Call Transaction unless, in accordance with the terms of the Partnership Agreement, a different amount is determined in the event of a dispute between the Louisiana Partnership and SGH regarding the Louisiana Partnership’s calculation of the call purchase price.

In accordance with the Partnership Agreement, following the closing of the Call Transaction, SGH will retain all of its rights relating to the Preferred Capital Contribution Amount and the Preferred Return.

PRELIMINARY NOTE TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NGA HoldCo, LLC, a Nevada limited liability company (the “Company”) was formed on January 8, 2007 at the direction of Newport Global Opportunities Fund LP (“Newport Global Opportunities Fund”), a Delaware limited partnership, for the purpose of holding equity, either directly or indirectly through affiliates, in one or more entities related to the gaming industry.

The following unaudited pro forma consolidated balance sheet of the Company as of September 30, 2007 and unaudited pro forma consolidated income statements for the period from August 1, 2006 (inception) through December 31, 2006 and for the nine months ended September 30, 2007, give effect to the Resorts transaction described in Item 1.01 of the Company’s current report on Form 8-K dated December 14, 2007 as if it occurred, for balance sheet purposes, on September 30, 2007 and, for the income statement purposes, on August 1, 2006 (for the consolidated income statement for the period from August 1, 2006 through December 31, 2006 and for the consolidated income statement for the nine months ended September 30, 2007). As reported in the Company’s current report on Form 8-K dated December 14, 2007, the Resorts transaction was consummated on December 14, 2007. The unaudited consolidated pro forma financial statements are not necessarily indicative of the results that would have been reported had such transactions actually occurred on the date specified, nor are they indicative of the Company’s future results of operations or financial condition. The unaudited consolidated pro forma financial statements are based on and should be read in conjunction with, and are qualified in their entirety by, the historical financial statements and notes thereto of Eldorado Resorts LLC (“Resorts”) included in this filing, and the historical financial statements and notes thereto of the Company and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Resorts which are included in Amendment No. 2 to the Company’s Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on October 19, 2007.

NGA HOLDCO LLC

PROFORMA CONSOLIDATED BALANCE SHEET

	September 30, 2007	Adjustments	Explanation		Proforma September 30, 2007
Assets:
Accrued interest receivable	$634,089	$—			$634,089
Subscription receivable	3,806				3,806
Investments in marketable securities(b):
Investment in Eldorado Resorts LLC	—	38,314,863	(a	)	38,314,863
Bonds	38,045,363	(38,045,363)	(a	)	—
Preferred Shares	269,500	(269,500)	(a	)	—

Total current assets	38,952,758	—			38,952,758
Due from related party	3,804,536	—			3,804,536

Total Assets	$42,757,294	$—			$42,757,294

Liabilities:
Accounts payable and accrued expenses	$1,049,996	$—			$1,049,996
Members’ Equity:
Class A units (1 Unit issued and outstanding)	3,806				3,806
Class B units (9,999 Units issued and outstanding)	36,322,652				36,322,652
Cumulative retained earnings	5,380,840	—	(a	)	5,380,840

Total Members’ equity	41,707,298	—			41,707,298

Total Liabilities & Members’ equity	$42,757,294	$—			$42,757,294

The purpose of this schedule is to show the consolidated balance sheet as if the acquisition of the equity interest in Eldorado Resorts LLC occurred on September 30, 2007.

(a)	To reflect the conversion of the bonds and preferred securities to an equity interest in Eldorado Resorts LLC. The fair value of the assets exchanged (bonds and preferred shares) is expected to be equivalent to the fair value of the equity interest obtained in Eldorado Resorts LLC.

At the time the contemplated transaction with Resorts is executed, the Company, through its wholly owned subsidiary AcquisitionCo LLC, will transfer to Resorts $31,133,250 original principal amount of the Shreveport Bonds as well as transfer to Carano $6,912,113 original principal amount of the Shreveport Bonds and an equity interest of $286,889 related to Shreveport Gaming Holdings, Inc. Additionally, as indicated in the financial statement footnotes to the Company’s audited financial statements, the Company accounts for its existing investment in Eldorado-Shreveport in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”). Specifically, the Company has classified the Eldorado-Shreveport investments as trading securities (per SFAS No. 115) and reports these investments at fair value. The aggregate fair value of these investments was $38,314,863 at September 30, 2007.

The proposed exchange of the Company’s investments for equity in Resorts was evaluated under the guidance provided in SFAS No. 140 “Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities,” (“SFAS No. 140”). In accordance with Paragraph 11 of SFAS No. 140, the assets to be received by the Company from the exchange, the 17.0359% equity interest in Resorts, will be recorded at fair value. The fair value of the equity interest in Resorts to be obtained by the Company was based on the quoted market price of the investments given up by the Company. This accounting treatment is consistent with the guidance provided in paragraph 68 of SFAS No. 140 which indicates that quoted market prices are the best evidence of fair value. It was determined that the quoted market prices of the Company’s investments were more indicative of fair value as compared to the equity value of a privately held company like Resorts. Subsequent to the proposed exchange, the Company will account for its investment in Resorts under the equity method consistent with the guidance provided in EITF D-46.

(b)	At the time of closing under the Purchase Agreement, AcquisitionCo and the current members of Resorts will enter into an amendment and restatement of Resorts’ current operating agreement (the “Resorts Operating Agreement”). Under the terms of the Resorts Operating Agreement, at any time after the occurrence of a “Material Event” (as defined) or at any time after June 14, 2015 (the “Trigger Date”) AcquisitionCo or its permitted assignee(s) (the “Interest Holder”) will have the right to sell (“Put”) all but not less than all of the new 14.47% interest acquired from Resorts to Resorts, and Resorts will have the right to purchase (“Call”) all but not less than all of the entire 17.0359% interest acquired by AcquisitionCo, at a price equal to the fair market value of the interest without discounts for minority ownership and lack of marketability, as determined by mutual agreement of the Interest Holder and Resorts. In the event that after 30 days the Interest Holder and Resorts have not mutually agreed on a purchase price, the purchase price will be determined by the average of two appraisals by nationally recognized appraisers of private companies, provided the two appraisals are within a 5% range of value based upon the lowest of the two appraisals. If the two appraisals are not within the 5% range, the purchase price will be determined by the average of a third mutually acceptable, independent, nationally recognized appraiser of private companies and the next nearest of the first two appraisals unless the third appraisal is at the mid-point of the first two appraisals, in which event the third appraisal will be used to establish the fair market value. So long as a Material Event that entitles the Interest Holder to exercise its Put right has not occurred, AcquisitionCo will have the right to unilaterally extend the Trigger Date for up to two one-year extension periods. Upon exercise of either the Call or the Put, the Resorts Operating Agreement will provide that the transaction close within one year of the exercise of the right unless delayed for necessary approvals from applicable gaming authorities. As defined in the Resorts Operating Agreement, a “Material Event” for the purpose of allowing Resorts to exercise the right to Call the 17.0359% interest means the loss, forfeiture, surrender or termination of a material license or finding of unsuitability issued by one or more of the applicable gaming authorities with respect to Thomas R. Reeg, AcquisitionCo or any transferee of AcquisitionCo or any affiliate of AcquisitionCo. If a Material Event occurs that permits Resorts to exercise its Call right prior to the Trigger Date, the Interest Holder will be obligated to provide carry back financing to Resorts on terms and conditions reasonably acceptable to Resorts. If a Call is required or ordered by any applicable gaming authority, the Call will be on the terms provided for in the Resorts Operating Agreement, unless other terms are required by any of the applicable gaming authorities, in which event the Call will be on those terms. As defined in the Resorts Operating Agreement, a “Material Event” for the purpose of allowing the Interest Holder to exercise the right to Put the 14.43% interest to Resorts means the loss, forfeiture, surrender or termination of a material license or finding of unsuitability by any applicable gaming authority with respect to Resorts, any affiliate of Resorts (other than AcquisitionCo or its affiliates), including, but not limited to, the Eldorado-Reno, the Eldorado-Shreveport and Silver Legacy.

At the time of closing under the Purchase Agreement, Resorts, AcquisitionCo and Carano will enter into a separate put-call agreement (the “Put-Call Agreement”). Under the terms of the Put-Call Agreement, the Interest Holder will be entitled, if it exercises its Put right under the Resorts Operating Agreement, to require Carano to purchase from it the portion of the 17.0359% interest acquired by AcquisitionCo from Carano. In that event, the purchase price payable by Carano will be the amount determined by multiplying the purchase price payable to the Interest Holder for the 14.47% interest, as determined in accordance with the terms of the Resorts Operating Agreement, multiplied by a fraction the numerator of which is the percentage interest in Resorts being sold to Carano and the denominator of which is the percentage interest in Resorts being sold to Resorts.

In the event of an initial public offering by Resorts of any of its equity securities, the Put and Call provisions under the Resorts Operating Agreement and the Put-Call Agreement will terminate and be of no further force and effect.

The Put and Call rights have no immediate accounting implications on these pro forma financial statements as they have been determined not to represent embedded derivatives as defined by SFAS No. 133 “Accounting for Derivatives Instruments and Hedging Activities.”

NGA HOLDCO LLC

PROFORMA CONSOLIDATED INCOME STATEMENT

	(As presented)				Proforma
	Nine months ended September 30, 2007	Adjustments	Explanation		Nine months ended September 30, 2007
Revenue:
Unrealized gain on marketable securities	$1,992,211	$(1,992,211)	(a	)	$—
Interest Income	2,853,401	(2,853,401)	(b	)	—
Equity in earnings of Eldorado Resorts LLC	—	1,358,102	(c	)	1,358,102

Total Revenue	$4,845,612	$(3,487,510)			$1,358,102

Legal, licensing, and other expenses	898,399	—			898,399

Net income before income taxes	$3,947,213	$(3,487,510)			$459,703

Income tax provision (d)	—	(160,896)	(d	)	(160,896)

Net income	$3,947,213	$(3,648,406)			$298,807

The purpose of this schedule is to show the consolidated income statement as if the acquisition of the equity interest in Eldorado Resorts LLC occurred on August 1, 2006, the date that Newport Global Opportunities Fund first acquired Shreveport bonds.

(a)	To eliminate the unrealized gain on marketable securities.

(b)	To reverse the interest income earned on the Eldorado Shreveport Investments earned during the period.

(c)	To record 17.0359% of Resorts’ net income as equity earnings. The amount was determined by multiplying Resorts’ net income for the nine month period ended September 30, 2007 by 17.0359% to arrive at the Company’s equity earnings for that period.

(d)	To provide an income tax provision on the pro-forma net income for NGA Blocker, LLC, a wholly owned subsidiary of the Company, which has elected to be taxed as a corporation. Income taxes provided at a statutory tax rate of 35%.

NGA HOLDCO LLC

PROFORMA CONSOLIDATED INCOME STATEMENT

	(As presented)				Proforma
	August 1 (inception) to December 31, 2006	Adjustments	Explanation		August 1 (inception) to December 31, 2006
Revenue:
Unrealized gain on marketable securities	$—	$—			$—
Interest Income	1,585,224	(1,585,224)	(a	)	—
Equity in earnings of Eldorado Resorts LLC	—	916,418	(b	)	916,418

Total Revenue	1,585,224	(668,806)			916,418

Legal, licensing, and other expenses	151,597	—			151,597

Net income before income taxes	$1,433,627	$(668,806)			$764,821

Income tax provision	—	(267,687)	(c	)	(267,687)

Net Income	$1,433,627	$(936,493)			$497,134

The purpose of this schedule is to show the consolidated income statement as if the acquisition of the equity interest in Eldorado Resorts LLC occurred on August 1, 2006, the date that Newport Global Opportunities Fund first acquired Shreveport bonds.

(a)	To reverse the interest income earned on the Eldorado Shreveport Investments during the period.

(b)	To record 17.0359% of Resorts’ net income as equity earnings. The amount was determined by taking Resorts’ net income of $7,739,000 for the three months ended September 30, 2006 and multiplying by 2/3 to represent the period from August 1, 2006 (the date that Newport Global Opportunities Fund first acquired Shreveport bonds) to September 30, 2006 and adding Resorts’ net income of $220,000 for the three months ended December 31, 2006. Further, this amount was multiplied by 17.0359% to arrive at the Company’s equity earnings for that period.

(c)	To provide an income tax provision on the pro-forma net income for NGA Blocker which has elected to be taxed as a corporation. Income taxes provided at a statutory tax rate of 35%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGA HOLDCO, LLC

By:	/s/ Thomas R. Reeg
Thomas R. Reeg, Operating Manager

Date: January 29, 2008